Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 26, 2006
BY AND AMONG
SIEMENS MEDICAL SOLUTIONS USA, INC.
DRESDEN ACQUISITION CORPORATION
AND
DIAGNOSTIC PRODUCTS CORPORATION

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EXHIBITS

Exhibit A	Shareholder Agreement
Exhibit B	Agreement of Merger

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 26, 2006, is by and among Siemens Medical Solutions USA, Inc., a Delaware corporation (the “Purchaser”), Dresden Acquisition Corporation, a California corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and Diagnostic Products Corporation, a California corporation (the “Company” and, together with the Purchaser and Merger Sub, the “Parties” and each, a “Party”).
RECITALS
     WHEREAS, the boards of directors of the Purchaser, Merger Sub and the Company each have unanimously approved this Agreement and have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement, with the Company being the Surviving Corporation (as defined herein) and becoming a wholly owned subsidiary of the Purchaser (the “Merger”);
     WHEREAS, in order to induce the Purchaser and Merger Sub to enter into this Agreement, certain shareholders of the Company, concurrently with the execution of this Agreement, will enter into a Shareholder Agreement, dated as of the date hereof (the “Shareholder Agreement”), in substantially the form set forth in Exhibit A hereto; and
     WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
     “Acquisition Proposal” means any of the following (other than the Merger) or any offer or proposal for any of the following: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or exchange), in a single transaction or a series of related transactions, of the assets of the Company or its Subsidiaries constituting twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or accounting for twenty-five percent (25%) or more of the consolidated revenues of the Company and its Subsidiaries; or (iii) any tender offer, exchange offer or other offer for, or acquisition or other similar transaction or series of related transactions by any Person or group (within the meaning of Regulation 13D under the Exchange Act) that, if consummated, would result in such Person or group becoming the beneficial owner of, twenty-five percent (25%) or more of the outstanding Company Common Stock.

     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, by or before any Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate Number” is defined in Section 2.11.
     “Agreement” is defined in the first paragraph of this Agreement.
     “Agreement of Merger” is defined in Section 2.2.
     “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, change of control, termination, severance or other Contracts to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries; provided, however, that the term “Benefit Plan” shall not include a Foreign Plan and shall not include a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Business Day” means any day other than a Saturday or Sunday or a day on which national banking institutions in New York, New York or in Los Angeles, California are authorized or obligated by law or executive order to be closed.
     “CGCL” means the California General Corporation Law.
     “Change in the Company Recommendation” is defined in Section 5.5(c).
     “CLIA” means the Clinical Laboratory Improvement Amendments of 1988 or any successor statutes.
     “Closing” is defined in Section 2.10.
     “Closing Date” is defined in Section 2.10.
     “Code” means the Internal Revenue Code of 1986, as amended, and as the context requires, the Treasury regulations promulgated thereunder.
     “Company” is defined in the first paragraph of this Agreement.

     “Company Board Recommendation” is defined in Section 3.21.
     “Company Certificate” is defined in Section 2.6(c).
     “Company Common Stock” means the common stock, no par value, of the Company.
     “Company Disclosure Schedule” is defined in the first paragraph of Article III.
     “Company Intellectual Property” means all Owned Intellectual Property, Third Party Intellectual Property and all other Intellectual Property necessary for or otherwise material to the operation of the business of the Company and its Subsidiaries as presently conducted.
     “Company IT Systems” means computer systems, networks, hardware, software, databases, Internet web sites and equipment used to process, store, maintain and operate data, information and functions used in connection with the operation of the Company and its Subsidiaries.
     “Company Option Plans” means the Diagnostic Products Corporation 1990 Stock Option Plan, as amended and restated, and the Diagnostic Products Corporation 1997 Stock Option Plan, as amended and restated.
     “Company SEC Reports” is defined in Section 3.6(a).
     “Company Shareholders’ Approval” means the approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.
     “Company Shareholders’ Meeting” is defined in Section 5.4.
     “Company Stock Options” is defined in Section 2.9.
     “Confidentiality Agreement” means the Confidentiality Agreement dated March 6, 2006 between the Company and the Purchaser.
     “Contract” means any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, purchase order, sales order contract, agreement or other binding instrument or understanding, whether written or oral.
     “Contracts with the U.S. Government” means any Contract (including a subcontract) between the Company or any of its Subsidiaries and a U.S. Governmental Authority.
     “Dissenting Shares” is defined in Section 2.7.
     “D&O Insurance” is defined in Section 5.9(b).
     “Effective Time” is defined in Section 2.2.
     “Employee” means any director or employee of the Company or its Subsidiaries.

     “End Date” is defined in Section 9.1(b).
     “Environmental Claim” means any written allegation, notice, claim, demand, Action, request for information or other communication from any Governmental Authority or any Person (other than the Company or a Subsidiary of the Company) against the Company or a Subsidiary of the Company in either case alleging noncompliance with or liability or potential liability (including liability or potential liability or investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) under Environmental Laws, including the presence, discharge, emission, release or threatened release of any Hazardous Materials at or from any location that is or has been owned, leased or operated by the Company.
     “Environmental Laws” means any and all applicable U.S. and non-U.S. federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and other laws relating to the protection of the environment, natural resources, and health and safety as it relates to environmental protection including contamination, laws relating to Releases of Hazardous Material into the environment and all laws and regulations with regard to disclosure and reporting requirements respecting Hazardous Materials and the environment.
     “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses.
     “ERISA” means the Employee Retirement Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person, trade or business, whether or not incorporated, which together with the Company or any of its Subsidiaries would be considered a “single employer” within the meaning of Section 4001(B) of ERISA or Section 414 of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Exchange Agent” is defined in Section 2.8(a).
     “Exchange Fund” is defined in Section 2.8(b).
     “Excluded Shares” is defined in Section 2.6(a).
     “FCPA” is defined in Section 3.26.
     “FDA” means the United States Food and Drug Administration.
     “FDC Act” means the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.
     “Foreign Plan” means any employment or consulting agreement, or any plan, program, arrangement, agreement or commitment sponsored or contributed to by the Company or any of its Subsidiaries that is not subject to the requirements of ERISA and provides any of the following benefits to any Employee who does not (or at the time such benefits were provided, did not) reside in the United States: pension, retirement, savings, termination, retention, change in control, disability, medical, dental, accident, health or life insurance or other death benefits, retiree medical or life insurance, supplemental medical, profit sharing, stock option, stock purchase, restricted stock or other equity-based benefits, bonus or other incentive compensation, deferred compensation, severance, or other welfare or retirement benefit.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
     “German Regulation” is defined in Section 3.5(a).
     “Governmental Authority” means any federal, state, local or foreign government or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.
     “Hazardous Materials” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, biological waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, including indebtedness evidenced by a note, bond, debenture or similar instrument, (ii) any obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, but excluding leases of capital equipment entered into in the ordinary course of business not deemed material under GAAP in the Company’s financial statements, in each case consistent with past practice, (iii) obligations in respect of outstanding letters of credit, acceptances and similar obligations, (iv) net obligations under any swap contract or similar derivative contract, (v) any obligations under conditional or installment sale or other title retention agreement relating to purchased property or services, or (vi) any direct or indirect guarantee of another Person in respect of any of the foregoing.
     “Indemnified Parties” is defined in Section 5.9(a).
     “Intellectual Property” means all (i) Inventions, (ii) Trademarks, (iii) ownership rights to any copyrightable works, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods, whether or not reduced to practice.
     “Inventions” means patents, patent applications, statutory invention registrations, inventions or discoveries made, developed, conceived or reduced to practice prior to the

Effective Time, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Effective Time, and all reissues thereof and all reexamination certificates issuing therefrom.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means with respect to the Company and any of its Subsidiaries, the actual knowledge of the individuals listed in Section K of the Company Disclosure Schedule.
     “Larger Customers” is defined in Section 3.24.
     “Leased Real Property” is defined in Section 3.13(b).
     “Legal Prohibition” is defined in Section 9.1(b)(ii).
     “Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority.
     “Licenses” is defined in Section 3.9.
     “Liens” means, with respect to any property or asset, any mortgage, easement, lien, pledge, security interest or other encumbrance of any nature whatsoever in respect of such property or asset.
     “Material Adverse Effect” means
          (a) any event, change, effect or circumstance that:
          (i) has a material adverse effect on the assets, liabilities, business, properties, results of operations or financial or other condition of the Company and its Subsidiaries, taken as a whole; or
          (ii) materially impairs the validity or enforceability of this Agreement against the Company or materially adversely affects or delays the Company’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder; or
          (b) (x) a violation by the Company or any of its Subsidiaries on or after the date of this Agreement of any applicable anti-bribery or other similar requirement of the FCPA or any similar U.S. federal or state Legal Requirement (any of the foregoing, an “Anti-Bribery Requirement”), (y) a determination by, or notification to, the Company or any of its Subsidiaries or Affiliates that any of them has violated any Anti-Bribery Requirement prior to the date of this Agreement other than the violations (and the disclosed facts giving rise thereto) identified in Section M of the Company Disclosure Schedule or (z) an allegation by any Governmental Authority that any of the foregoing has occurred, or the commencement by any Governmental Authority of any investigation or proceeding regarding compliance with any Anti-Bribery Requirement (including any provisions of the settlement agreements (the “Settlement Agreements”) identified in Section M of the Company Disclosure Schedule); in each case unless the Purchaser after considering the matter in good faith concludes that the occurrences described in clauses (x), (y) and (z), individually or in the aggregate, are not likely to (i) impair, burden or interfere with, or otherwise adversely affect, the conduct of the business of the Company or any of its Subsidiaries or of the Purchaser or any of its Affiliates after the Effective Time, (ii) result in the modification or termination of either of the Settlement Agreements, (iii) result in the initiation of proceedings that may result in civil or criminal liability of the Company or any of its Subsidiaries or of the Purchaser or any of its Affiliates after the Effective Time, (iv) result in any material modification of the scope or character of monitoring required under the Settlement Agreements of the Company’s (or any of its Affiliates’ respective) compliance programs in effect as of the date hereof, or (v) result in any additional compliance programs being imposed upon the Company, the Purchaser or any of their respective affiliates, or in any modification of any their respective compliance programs.
Notwithstanding the foregoing, with respect to clause (a)(i) above, the term “Material Adverse Effect” shall not include any event, change, effect or circumstance arising from:
               (A) general economic, market or political conditions or changes generally applicable to the industries and markets in which the Company operates which conditions or changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in its industry;
               (B) changes generally applicable to the financial or securities markets;
               (C) any change in GAAP or applicable Legal Requirements after the date hereof; or
               (D) the announcement of the execution of this Agreement or the prospective consummation of the transactions contemplated by this Agreement or actions permitted by Section 5.5.
     “Material Contracts” is defined in Section 3.18.
     “Material Lease” means any lease or sublease for real property in the United States in excess of 10,000 square feet in size by the Company or any of its Subsidiaries.
     “Maximum Premium Amount” is defined in Section 5.9(b).
     “Merger” is defined in the Recitals to this Agreement.
     “Merger Consideration” is defined in Section 2.6(b).
     “Merger Sub” is defined in the first paragraph of this Agreement.

     “Notice of Superior Proposal” is defined in Section 5.5(c).
     “NYSE” means the New York Stock Exchange.
     “Option Consideration” is defined in Section 2.9.
     “Owned Intellectual Property” means all Intellectual Property owned by the Company and/or its Subsidiaries.
     “Owned Real Property” is defined in Section 3.13(a).
     “Parties” is defined in the first paragraph of this Agreement.
     “Party” is defined in the first paragraph of this Agreement.
     “Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (that do not individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective business as currently operated), (ii) pledges or deposits by the Company or any of its Subsidiaries under workers compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or deposits or cash or U.S. government bonds to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes or for the payment of rent, in each case incurred or made in the ordinary course of business, (iii) Liens imposed by Legal Requirement, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business, (iv) Liens for Taxes, assessments or other governmental charges not yet due and payable, (v) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any of its Subsidiaries in the ordinary course of its business, (vi) Liens from the existing Indebtedness of the Company or its Subsidiaries, in each case as security for such Indebtedness, (vii) Liens described in Section L of the Company Disclosure Schedule and (viii) Liens that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
     “Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a Governmental Authority.
     “PHS Act” means the United States Public Health Service Act.
     “Proxy Statement” means the proxy statement to be distributed to the shareholders of the Company in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case as filed with the SEC in accordance with applicable Legal Requirements and the terms and provisions of this Agreement.
     “Purchaser” is defined in the first paragraph of this Agreement.

     “Real Property” is defined in Section 3.13(c).
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
     “Representatives” is defined in Section 5.5(a).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
     “Shareholder Agreement” is defined in the Recitals to this Agreement.
     “Software” means computer and electronic data processing software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, and all formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software thereto.
     “Special Inventor” means each of the individuals identified in Section SI of the Company Disclosure Schedule.
     “SOX” means the Sarbanes-Oxley Act of 2002.
     “Subsidiary” means with respect to any Person, another Person (i) of which greater than fifty percent (50%) of the capital stock, voting securities, or other ownership or equity interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such Person (or, if there are no such voting interests, greater than fifty percent (50%) of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner or similar controlling member. Medical Systems S.p.A., a limited share company organized and existing under the laws of Italy, shall be deemed a Subsidiary for purposes of Article III only (excluding Section 3.12 [Taxes], 3.13 [Real Property], 3.17 [Employee Benefits] and 3.18 [Material Contracts](other than with respect to the Material Contracts identified with respect to Medical Systems S.p.A. set forth in Section 3.18(a) of the Company Disclosure Schedule)).
     “Superior Proposal” is defined in Section 5.5(a).
     “Surviving Corporation” is defined in Section 2.1.
     “Tax” or “Taxes” means (A) all federal, state, local, or foreign taxes of any kind whatsoever imposed by any Governmental Authority, including, without limitation, income, gross receipts, license, payroll, employment, unemployment, excise, occupation, windfall profits, customs duties, capital stock, franchise, profits, withholding, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, social security, or disability taxes, including any interest, additions or penalties with respect thereto, (B) any liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any of its Subsidiaries is or has been a member on or prior to the Effective Time and (C) any transferee or secondary liability in respect of any Tax (whether imposed by Legal Requirement or contractual arrangement).
     “Tax Return” means any return, report, information return or other document (including any related or supporting information, any Schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state, county or local Governmental Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.
     “Termination Date” is defined in Section 9.1.
     “Termination Fee” is defined in Section 9.3(b).
     “Third Party” is defined in Section 5.5(a).
     “Third Party Intellectual Property” means all Intellectual Property, other than Owned Intellectual Property, that is used or held for use by the Company and/or a Subsidiary of the Company, but excluding Software that is used or held for use pursuant to an “off the shelf” license, has a cost in any twelve (12) month period not exceeding $100,000 and is readily available through regular commercial distribution channels.
     “Third Party Intellectual Property Agreement” means any license, sublicense, or other agreement pursuant to which the Company or any of its Subsidiaries is granted, obtains or holds any rights to practice or use any Third Party Intellectual Property.
     “Trademarks” means names and marks, including product names and marks previously acquired by the Company or any of its Subsidiaries, brands and slogans, registered and unregistered trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof and all goodwill associated therewith.
     “USDA” means the United States Department of Agriculture.
     “WARN” means the Workers Adjustment and Retraining Notification Act.
ARTICLE II
THE MERGER
     Section 2.1 The Merger.
     Upon the terms and subject to the conditions of this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the

Company shall continue as the surviving corporation (the “Surviving Corporation”) in accordance with the CGCL.
     Section 2.2 Consummation of Merger.
     At or as soon as practicable after the Closing, the Parties shall cause the Merger to be consummated by duly filing with the Secretary of State of California an agreement of merger or other appropriate documents, in substantially the form of Exhibit B (the “Agreement of Merger”) executed in accordance with the provisions of the CGCL, and shall make all other filings, recordings or publications required under the CGCL in connection with the Merger. In accordance with the CGCL and the terms of the Agreement of Merger, the Merger shall be effective at the time and date of the filing of the Agreement of Merger with the Secretary of State of California or such other time and date as the Purchaser and the Company may agree and as shall be specified in the Agreement of Merger (such time being hereinafter referred to as the “Effective Time”).
     Section 2.3 Effect of Merger.
     The Merger shall have the effects set forth in this Article II and in Section 1107 of the CGCL.
     Section 2.4 Articles of Incorporation and Bylaws.
     The articles of incorporation of Merger Sub, as in existence immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and as provided by applicable Legal Requirements. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with their terms and the terms of the articles of incorporation of the Surviving Corporation and as provided by applicable Legal Requirements.
     Section 2.5 Directors and Officers.
     Unless otherwise determined by the Purchaser in its sole and absolute discretion, from and after the Effective Time, the directors and officers identified in Section 2.5 of the Company Disclosure Schedule shall be the initial directors and officers of the Surviving Corporation. Such persons shall serve as directors or hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.
     Section 2.6 Effect on the Shares.
     As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub, the following shall occur:
          (a) Cancellation and Conversion of Certain Stock. Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company or any of its wholly-owned Subsidiaries (other than shares held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts), or by the Purchaser or any of its wholly-owned Subsidiaries (other than shares held either in a fiduciary or agency capacity that are beneficially owned by third parties or in satisfaction of prior debts) (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.
          (b) Conversion of Common Stock. Subject to Section 2.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive $58.50 in cash payable to the holder thereof, without interest (the “Merger Consideration”).
          (c) Cancellation and Retirement of the Company Common Stock. All issued and outstanding shares of Company Common Stock (other than Dissenting Shares, which shall be treated in accordance with Section 2.7, and Excluded Shares, which shall be canceled in accordance with Section 2.6(a)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (each a “Company Certificate”) previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Company Certificate in accordance with Section 2.8, the Merger Consideration into which the shares of Company Common Stock represented by such Company Certificate have been converted pursuant to this Section 2.6.
          (d) Conversion of Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.
     Section 2.7 Dissenting Shares.
     Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are or may become “dissenting shares” within the meaning of Section 1300(B) of the CGCL (the “Dissenting Shares”) shall not be converted into or otherwise represent the right to receive the Merger Consideration in accordance with Section 2.6(c), but shall represent and become the right to receive such consideration as may be determined to be due such holder under Chapter 13 of the CGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or otherwise loses its right to dissent, such holder’s shares shall be treated as if they had been converted as of the Effective Time into the right to receive, upon surrender as provided above, the Merger Consideration, without any interest, in accordance with Section 2.6(c). The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser or as may otherwise be required by applicable Legal Requirements, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.8 Exchange of Certificates.
          (a) Exchange Agent. Prior to the Closing Date, the Purchaser shall appoint a bank or trust company (reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.
          (b) Exchange Fund. Upon the Effective Time and from time to time thereafter, the Purchaser shall make available to the Exchange Agent cash in amounts necessary to pay the Merger Consideration (the “Exchange Fund”) due upon the surrender of the Company Certificates. Other than investments permitted by Section 2.8(i) [Investment of Exchange Fund], the Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration.
          (c) Exchange Procedures. Promptly after the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation to, cause the Exchange Agent to send to each holder of record of the Company Certificates whose shares were converted pursuant to Section 2.6 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange payment in the amount of the Merger Consideration (less any required Tax withholding) that the holder is entitled to receive under Section 2.6, and the Company Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of the Company Certificates. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Company Certificate (other than the Company Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Company Certificate pursuant to this Article II. In the case of the Company Certificates representing Dissenting Shares, each Company Certificate representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the CGCL.
          (d) No Further Ownership Rights in the Company Common Stock; Transfer Books. The payment of the Merger Consideration upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and made in full satisfaction of all rights pertaining to such shares of the Company

Common Stock as of the Effective Time, and (except with respect to Dissenting Shares) following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8, subject to applicable Legal Requirements in the case of the Company Certificates representing Dissenting Shares. From and after the Effective Time, holders of the Company Certificates shall cease to have any rights as shareholders of the Company, except as provided by Legal Requirements.
          (e) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, then payment shall be made in accordance with this Section 2.8 in exchange for such lost, stolen or destroyed Company Certificates, upon the delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and an indemnity in form reasonably satisfactory to the Purchaser (and, if required by the Purchaser, the posting by such Person of a bond, in such reasonable amount as the Purchaser may direct, to support such indemnity) against any claim that may be made against the Exchange Agent or the Purchaser or otherwise with respect to such Company Certificate.
          (f) Transferred Certificates. If any payment under this Section 2.8 is to be made to a Person other than the Person in whose name the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
          (g) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent pursuant to this Section 2.8 that remains undistributed to holders of the Company Certificates for one (1) year after the Effective Time, together with all interest and other income received by the Exchange Agent with respect thereto, shall be delivered by the Exchange Agent to the Purchaser and any holders of the Company Certificates who have not theretofore complied with this Section 2.8 shall thereafter only look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements), only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Company Certificates held by them.
          (h) No Liability. Neither the Purchaser, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any former holder of shares of the Company Common Stock for any stock or cash held by the Purchaser, the Surviving Corporation or the Exchange Agent for payment pursuant to this Section 2.8 properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.
          (i) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by the Purchaser; provided that such investment shall be in (i)

securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments shall be the property of, and paid to, the Purchaser.
          (j) Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Company Certificates pursuant to this Section 2.8 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any applicable Legal Requirement. To the extent that amounts are so withheld by the Purchaser, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock in respect of which such deduction or withholding was made by the Purchaser, the Surviving Corporation or the Exchange Agent.
     Section 2.9 Stock Options.
     As of the Effective Time, each holder of an outstanding and unexercised stock option (the “Company Stock Options”) under the Company Option Plans, whether or not vested or exercisable, shall be entitled to receive from the Company, an amount in cash (net of any applicable withholding Taxes) equal to the product of (A) the total number of shares of the Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time (regardless of whether then exercisable) and (B) the excess of the Merger Consideration per share over the exercise price per share of the Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time (regardless of whether then exercisable) (such amount, the “Option Consideration”); provided, however, that any Company Stock Option that has an exercise price per share of the Company Common Stock that is equal to or greater than the Merger Consideration per share shall be canceled in full without any payment in respect thereof; and provided, further, that at and after the Effective Time (and subject to the rights of holders to receive the payment contemplated by this Section 2.9), all Company Stock Options shall be canceled in full (and the Company shall take any and all necessary action to cause such cancellation to occur at such time), and no Company Stock Options shall be exercisable, whether for shares of Company Common Stock, shares of the Purchaser common stock or otherwise. The Company shall pay the Option Consideration to such holders promptly after the Effective Time.
     Section 2.10 Closing.
     Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071, on the second (2nd) Business Day after all of the closing conditions set forth in Article VI, VII and VIII have been satisfied or waived (except for those conditions that, by the express terms thereof, are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions) or on such other date as shall be agreed in writing between the Company and the Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.11 Adjustments to Merger Consideration.
     If the Company changes or establishes a record date for changing the number of shares of Company Common Stock outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or other similar transaction in respect of the outstanding shares of Company Common Stock and the record date therefor shall be prior to the Effective Time, then the Merger Consideration shall be proportionately adjusted. If the aggregate number of outstanding shares of Company Common Stock on a fully diluted basis is greater than the aggregate number represented in Section 3.3 to be outstanding plus the amounts permitted to be issued after the date of this Agreement pursuant to Section 5.1 (the “Aggregate Number”), then the Purchaser may adjust the Merger Consideration and Option Consideration accordingly, but only if and to the extent that such number of additional shares in excess of the Aggregate Number would cause an adjustment of $0.20 or greater per share in the Merger Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchaser and Merger Sub that, except as set forth in the Company Disclosure Schedule delivered by the Company to the Purchaser prior to the execution and delivery of this Agreement, which Company Disclosure Schedule identifies exceptions only by the specific section or subsection of this Agreement to which each entry relates, which exceptions shall also apply to any other section or subsection of this Agreement to the extent that it is reasonably apparent that such exceptions are applicable to any other such section or subsection (the “Company Disclosure Schedule”):
     Section 3.1 Organization and Qualification.
          (a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of California and has all requisite corporate powers to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. The articles of incorporation and bylaws (or equivalent organizational documents) of the Company and the Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. Complete and correct copies of the articles of incorporation and bylaws, all as amended to date, of the Company, have been delivered or made available to the Purchaser.

          (b) Section 3.1(b) of the Company Disclosure Schedule sets forth all Subsidiaries of the Company. Each Subsidiary of the Company has been formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or other equivalent powers to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), with such exceptions as have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not own, directly or indirectly, any capital stock or other equity securities or equity interest of any Person, and the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
     Section 3.2 Authorization.
     The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to obtaining the Company Shareholders’ Approval with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, obtaining the Company Shareholders’ Approval). This Agreement has been duly authorized, executed and delivered by the Company, and constitutes the legally valid and binding obligation of the Company (assuming due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub), enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. No California anti-takeover statute or other similar statute applies to this Agreement, the Shareholder Agreement or the transactions contemplated hereby and thereby, including the Merger.
     Section 3.3 Capitalization and Share Ownership.
     As of the date of this Agreement, the authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock. At the close of business on April 24, 2006, (A) 29,582,667 shares of Company Common Stock were issued and outstanding, and (B) 2,202,122 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options. All outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive (or similar) rights. All of the shares of the Company Common Stock which may be issued pursuant to the Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Section 3.3 of the Company Disclosure Schedule contains a true and complete list, as of April 24, 2006, of all outstanding options, including grant dates, expiration dates, exercise prices, vesting schedules and the names of the holders thereto, to purchase shares of Company Common Stock granted under the Company Option Plans. From April 24, 2006 until the execution of this Agreement, the Company has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock), other than the issuance of shares of Company Common Stock pursuant to Company Stock Options that were outstanding as of the close of business on April 24, 2006. Other than as set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock, or other equity or voting interests in the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in the Company or any of its Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the Company’s (and any other applicable Person’s) ownership interest in the outstanding shares of capital stock of, or other equity or voting interest in, each of the Company’s direct and indirect Subsidiaries and, with respect to each such Subsidiary, the jurisdiction of its organization. Each such share or interest is duly authorized, validly issued, fully paid and nonassessable and, except as indicated in Section 3.1(b) of the Company Disclosure Schedule, owned by the Company, directly or indirectly, free and clear of all options, rights of first refusal or similar rights, encumbrances and security interests of any kind or nature whatsoever and any other Liens, other than Permitted Liens. Except pursuant to Company Stock Options outstanding as of the date of this Agreement under the Company Option Plans, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities, warrants, calls or options of the Company or any of its Subsidiaries and, as of the date hereof, no irrevocable proxies have been granted and, except for the Shareholders Agreement, no voting agreements to which the Company or a Subsidiary of the Company is a party or, to the Knowledge of the Company, to which any other Person is a party, exist with respect to the shares of the Company Common Stock or equity of Subsidiaries of the Company. No shares of the Company Common Stock are owned by any Subsidiary of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or Subsidiary of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights with respect thereto to any Person.
     Section 3.4 Indebtedness.
     Section 3.4 of the Company Disclosure Schedule sets forth all of the agreements or instruments pursuant to which any Indebtedness of the Company and its Subsidiaries is outstanding as of April 24, 2006. Other than as set forth in Section 3.4 of the Company Disclosure Schedule, there is no default or event of default under any such agreement or instrument, and no event has occurred, which, with notice or lapse of time or both, would be a default or event of default under any such agreement or instrument which would give the other party the right to accelerate any Indebtedness of the Company or any of its Subsidiaries.

     Section 3.5 Governmental Authorization; Noncontravention.
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby requires no consent, approval, authorization, qualification, order or permit of, action by or in respect of, or filing or registration with or notification to, any Governmental Authority, other than (i) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the German Act Against Restraints on Competition (GWB) (the “German Regulation”), if required, and other similar filings under the antitrust or anti-competition Legal Requirements of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Legal Requirements, (iv) such other consents, approvals, authorizations and notifications as are set forth in Section 3.5(a) of the Company Disclosure Schedule, (v) filings required to be made with the NYSE and (vi) such other items, the absence of which reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or similar organization documents of any of its Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which its or their respective properties or assets are bound, (iii) require any consent or other action by any Person (other than as set forth in Section 3.5(a)) under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default), or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any Material Contract binding upon the Company or any Subsidiary of the Company, other than such exceptions in the case of clauses (ii) and (iii) as reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.6 SEC Filings.
          (a) Since January 1, 2004, the Company has filed on a timely basis all reports, prospectuses, forms, schedules, proxy statements, registration statements and other similar documents required to be so filed with the SEC (collectively, and to the extent publicly available, the “Company SEC Reports”). No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement, registration statement or other similar documents with the SEC. A true and complete copy of each of the Company SEC Reports filed prior to the date hereof has been made available to the Purchaser prior to the date hereof.
          (b) All Company SEC Reports, as of their respective filing dates (and as of the date of any amendment to the respective Company SEC Reports), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.
          (c) None of the Company SEC Reports (including any exhibits and financial statements included or incorporated by reference therein), as of their respective filing dates (with respect to filings made under the Exchange Act) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), (and, if amended or superseded prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and to the knowledge of the signatories thereof, the statements contained in such certifications are true and correct. For purposes of this Section 3.6(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
          (e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(A) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other of the Company SEC Reports.
          (f) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(F) and 15d-15(F) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of its financial reporting and preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A copy of any such disclosures made by the Company’s management to the Company’s outside auditors and the audit committee have been previously provided to the Purchaser.
          (g) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(E) and 15d-15(E) under the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.
          (h) Since January 1, 2004, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding fraud in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or a violation of federal laws relating to fraud against shareholders by the Company or any of its officers, directors, employees or agents to the Company’s board of directors (or any committee thereof) or to any director or officer of the Company, or to the general counsel or equivalent officer of the Company.
     Section 3.7 Financial Statements; Undisclosed Liabilities.
          (a) Company Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries (including any related notes and schedules) included in the Company SEC Reports (i) have been prepared in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein and subject to normal year-end audit adjustments, not material in amount, in the case of any unaudited interim financial statements) applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and changes in financial position for the periods or as of the dates then ended.
          (b) Undisclosed Liabilities. Except as set forth in the Company’s consolidated balance sheet at December 31, 2005 included in the Company’s Form 10-K for the year ended December 31, 2005, none of the Company and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) immaterial liabilities or obligations or (iii) liabilities or obligations otherwise set forth on Section 3.7(b) of the Company Disclosure Schedules.
     Section 3.8 Absence of Certain Changes.
     Except as disclosed in the Company SEC Reports that were filed and publicly available prior to April 25, 2006, since December 31, 2005, or as otherwise expressly permitted by this Agreement, the business of the Company and its Subsidiaries has been operated in the ordinary course and consistent with past practice and since such date there has not occurred:
          (a) any Material Adverse Effect or any event, change, effect or circumstance that reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) any declaration, payment or setting aside for payment of any dividend (other than the Company’s regular quarterly dividend, which shall not be in excess of $0.07 per share) or other distribution by the Company or any of its Subsidiaries (except to the Company);
          (c) any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities;
          (d) any amendment or change to the Company’s or any of its Subsidiaries’ articles of incorporation, bylaws or equivalent organizational documents;
          (e) any material change by the Company or any of its Subsidiaries to its accounting methods, policies or practices;
          (f) any issuance or grant by the Company or any of its Subsidiaries of any rights (including stock appreciation rights, subscriptions, warrants, puts, calls, preemptive rights and options), obligation to repurchase or redeem, or any other rights, or other agreements of any kind, relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries, other than issuances of options pursuant to the Company Option Plans;
          (g) any new employment agreements (or amendments or supplements to existing employment agreements) by the Company or any of its Subsidiaries with any employee, officer or director of the Company or any of its Subsidiaries, except for employment agreements required by applicable Legal Requirements or the ordinary course and historical practice of the Company or its Subsidiaries with respect to non-executive employees, or the grant of any increase in compensation (including employee benefits) payable to any employee, officer or director of the Company or any of its Subsidiaries, except for increases (A) in salary in the ordinary course of business and consistent with past practice, or (B) as required by any employment or other agreement, policy or plan in effect on December 31, 2005;
          (h) any Indebtedness incurred by the Company or any of its Subsidiaries, or any loans made or agreed to be made by or to the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practice;
          (i) any increase in or establishment of any bonus, severance or termination pay, deferred compensation, pension, retirement, profit sharing, stock option or other employee benefit plan, or any other increase in the compensation payable to any officers or key employees, except in the ordinary course of business and consistent with past practice;
          (j) any acquisition of any capital stock or other ownership interest in any other Person;
          (k) any loan (other than customary travel and expense advances) made by the Company or any of its Subsidiaries to any officer or director of the Company;
          (l) any personal guarantee granted by the Company or any of its Subsidiaries on behalf of the Company’s or any of the Company’s Subsidiaries officers or directors;
          (m) any material damage, destruction or loss to any material asset of the Company or any of its Subsidiaries, whether or not covered by insurance;
          (n) any material tax election or any settlement or compromise of any material income tax liability or refund; or
          (o) any agreement by the Company or any of its Subsidiaries to take any of the actions described in the foregoing.
     Section 3.9 Licenses.
     The Company and each of its Subsidiaries, as applicable, holds all government licenses, permits, certificates, franchises, approvals or other similar authorizations of all Governmental Authorities, including all authorizations or clearances related to national security, in each case that are material and necessary for such entity to own, lease or operate its properties and assets and to conduct its business as presently conducted, including the promotion, marketing, and sale of its current products (the “Licenses”). Each of the Licenses is valid and in full force and effect, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Licenses. No Governmental Authority has notified the Company or any of its Subsidiaries (A) of its intent to modify, revoke, terminate or fail to renew any License, now or in the future, or (B) that the Company or any of its Subsidiaries is in material violation of the terms of any License and no action has been threatened with respect thereto. There is not pending any proceeding, application, petition, objection or other pleading with any Governmental Authority that questions the validity of any of the Licenses or that presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any of the Licenses.

     Section 3.10 Litigation; Compliance with Laws.
          (a) Litigation. As of the date hereof, there is no Action or series of related Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or rights that, if adversely determined, reasonably would be expected to result in a loss to the Company or any of its Subsidiaries, directly or indirectly, individually as to any Action, or in the aggregate as to any series of related Actions, in excess of $2,500,000 or in a material change in, or limitation on, the business practices or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, writ, decree, injunction or order of any Governmental Authority that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there are no Actions pending nor, to the Knowledge of the Company, threatened, seeking or that reasonably would be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement, including the Merger.
          (b) Compliance. The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to them or their respective businesses or operations and have not received unresolved notification of any asserted present or past failure to so comply.
     Section 3.11 Employment Matters.
          (a) There is no charge pending, and neither the Company nor any of its Subsidiaries has received notice of any material threats, against the Company or any of its Subsidiaries alleging, with respect to any employee or employees of the Company or any of its Subsidiaries, any violation of any statute or regulation relating to employment and employment practices, any violation of OSHA or other similar Legal Requirement, or any violation of any collective bargaining agreement, any unlawful discrimination in employment practices or any unfair labor practices before any Governmental Authority or arbitrator.
          (b) There are no pending, and neither the Company nor any of its Subsidiaries has received notice of any threatened, union organizing efforts, labor strikes, slow-downs or work stoppages against the Company or any of its Subsidiaries.
          (c) No employees of the Company or any of its Subsidiaries are covered by any collective bargaining agreement with respect to their employment with the Company or any of its Subsidiaries, and no collective bargaining agreement or other similar labor union agreement for employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries is currently being negotiated or pending negotiation by the Company or any of its Subsidiaries.
          (d) There has been no strike, work slowdown, employee lockout or concerted work stoppage with respect to the business activities of the Company or any of its Subsidiaries during the last three (3) years.
          (e) There is no material complaint against the Company or any of its Subsidiaries issued by, and neither the Company nor any of its Subsidiaries has received notice of any pending material complaint before, the National Labor Relations Board or any comparable non-U.S. Governmental Authority.
          (f) The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and neither the Company nor any of its Subsidiaries has received notice of any material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any executory consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries are in compliance with the requirements of WARN and any similar Legal Requirements and have no liabilities pursuant to WARN, in each case as determined without regard to any terminations of employment that occur on or after the Effective Time.
     Section 3.12 Tax Matters.
          (a) The Company and each of its Subsidiaries has timely filed all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or the Company has made adequate reserves therefor in its financial statements included in the Company SEC Reports) all Taxes due and payable (whether or not shown on such Tax Returns). The Company has made due and sufficient accruals in the financial statements in accordance with GAAP in the latest Company SEC Report for all Taxes of the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the date of the latest Company SEC Report for which Tax Returns have not yet been filed, or for which Taxes have been accrued but are not yet due and owing. The Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee.
          (b) Neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment by any Governmental Authority. As of the date hereof there are no audits, examinations, requests for information or other administrative or judicial proceedings pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries and adequate provision for Taxes with respect to the audits, examinations or other proceedings set forth in Section 3.12(b) of the Company Disclosure Schedule has been made and reflected on the financial statements in the Company SEC Reports. Neither the Company nor any of its

Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
          (c) The Company and each of its Subsidiaries is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any of its Subsidiaries has been included in any other consolidated U.S. federal income Tax Return or other consolidated, combined, unitary or similar group (other than a group of which the Company was the common parent) for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnification contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).
          (d) There are no liens for Taxes upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years. Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code.
     Section 3.13 Real Property.
          (a) Section 3.13(a) of the Company Disclosure Schedule lists each real property that is owned by the Company and each of its Subsidiaries (the “Owned Real Property”) and identifies the material Owned Real Property (the “Material Owned Real Property”). Each of the Company and its Subsidiaries has good, valid and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. There are no outstanding Contracts for the sale of any of the Owned Real Property and there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof. As of the date hereof, there are no existing, or to the Knowledge of the Company, any threatened or pending Actions or applicable condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Owned Real Property or any portion thereof. To the Knowledge of the Company, there is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority relating to the Material Owned Real Property, whether or not same are of record, that would, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof as currently used, occupied and operated. To the

Knowledge of the Company, there are no encroachments or other facts or conditions affecting any parcel of the Material Owned Real Property that would, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof as currently used, occupied and operated. To the Knowledge of the Company, there are no filed mechanic’s lien claims against the Owned Real Property in respect of completed or ongoing construction projects that relates to any failure to pay or any disputed payment by the Company or any of its Subsidiaries for services utilized in the project exceeding, individually or in the aggregate, $1 million.
          (b) Section 3.13(b) of the Company Disclosure Schedule lists each real property that is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”). Either the Company or one of its Subsidiaries is in possession of the property that is the subject of the Leased Real Property, and holds good and valid leasehold interests in the Leased Real Property free and clear of all Liens, other than Permitted Liens or Liens encumbering a lessor’s interest in the Leased Real Property incurred by the lessor. Each of the Material Leases (A) is in full force and effect and is valid and binding on the Company or its applicable Subsidiary, and (B) is enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, against the other party or parties thereto, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. (i) No material default by the Company or any of its Subsidiaries exists under any Material Lease, (ii) to the Knowledge of the Company, no material default by the landlord exists under any such Material Lease, (iii) to the Knowledge of the Company, no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably expected to result in such a default by the Company or any of its Subsidiaries under any such Material Lease, and (iv) to the Knowledge of the Company, no circumstances exist which, with the giving of notice, the passage of time or both, is reasonably expected to result in such a default by the landlord under any such Material Lease. True, correct and complete copies of each of the Material Leases (and any amendments or modifications thereto) have been delivered to the Purchaser. All rents, additional rents, common area charges, escrow payments or similar charges or payments that are required to be made by the Company or any of its Subsidiaries under the Material Leases and are due and payable prior to and including the date of this Agreement have been paid in full without offset, claim or reduction. The transactions contemplated by this Agreement do not require the consent or approval of, payment of a penalty to, the landlord thereunder, or give the landlord thereunder the option to terminate any Material Lease.
          (c) To the Knowledge of the Company, there are no contractual or legal restrictions or physical defects that preclude or restrict, in a manner that, individually and in the aggregate, reasonably could be expected materially and adversely affect the ability of the Company or any of its Subsidiaries to use the Material Owned Real Property or the Material Leases (collectively, the “Real Property”) for the purposes for which it is currently being used by the Company or such Subsidiary.

          (d) To the Knowledge of the Company, the Company and each applicable Subsidiary of the Company has received all approvals of any Governmental Authority, including building, zoning, administrative, occupational safety and health authorities, or such other approvals, including licenses and certificates of occupancy, under any applicable Legal Requirements, required to be obtained in connection with the ownership, use and operation of the Real Property for the purposes for which it is currently being used by the Company or such Subsidiary, except for such, which if not obtained would not, individually or in the aggregate, materially and adversely interfere with the use, occupancy or operation thereof.
          (e) No portion of the Real Property has suffered any material damage by fire or other casualty in the three (3) years immediately preceding the date of this Agreement that has not heretofore been repaired and restored to the condition necessary for the Company or the applicable Subsidiary of the Company to own and operate its business in accordance with good industry standards. As of the date hereof, no portion of the Real Property is currently under construction in which the Company or any Subsidiary of the Company is obligated to pay $100,000 or more to any architect, contractor, subcontractor or materialmen for labor or materials to be performed, rendered or supplied to or in connection with any Real Property after the date hereof with respect to any individual property.
     Section 3.14 Environmental Matters.
     Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect:
          (a) The Company and its Subsidiaries are and have been (except for such failures as have been remedied) in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with any and all Environmental Permits;
          (b) Neither the Company nor any of its Subsidiaries is subject to any pending Environmental Claim or has received notice thereof that has not been fully resolved and, to the Knowledge of the Company, there are no threatened Environmental Claims against the Company or any of its Subsidiaries;
          (c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has, released, discharged, placed, stored, buried or dumped any Hazardous Materials on, beneath or adjacent to the Real Property or any real property formerly owned, operated or leased by the Company or any of its Subsidiaries that requires investigation, removal, remediation or corrective action by the Company or any of its Subsidiaries under applicable Environmental Laws;
          (d) Neither the Company nor any of its Subsidiaries is subject to any Contract that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any environmental liabilities and costs relating to Hazardous Materials;
          (e) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order, injunction, settlement or agreement under any Environmental Law, and neither the Company nor any of its Subsidiaries or any of their properties is subject to any judgment, decree, injunction, settlement or order relating to compliance with any Environmental Law or to cleanup, remediation or removal of Hazardous Materials under any Environmental Law or to the Knowledge of the Company to investigation that reasonably would be expected to result in a material liability;
          (f) No employee of the Company or of its Subsidiaries in the course of his or her employment with the Company or any such Subsidiary has been exposed to any Hazardous Materials in a manner the Company expects would be likely to give rise to a claim against the Company or any Subsidiary of the Company; and
          (g) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns or leases any real property containing any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, or septic tanks in which any Hazardous Materials have been disposed.
     Section 3.15 Insurance.
          (a) The material assets and the business operations of the Company and each of its Subsidiaries are insured against claims, losses or damages in amounts that are (i) sufficient to satisfy the insurance coverage requirements of any applicable Legal Requirements and (ii) consistent with the Company’s and each such Subsidiary’s past practices. All such material policies are in full force and effect. The Company has made available to the Purchaser prior to the date hereof copies of all such material insurance policies, each of which is listed in Section 3.15 of the Company Disclosure Schedules.
          (b) Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date of this Agreement, to the Knowledge of the Company, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any material insurance policy of the Company or any of its Subsidiaries during the period of one year prior to the date hereof. As of the date hereof, to the Knowledge of the Company, no event has occurred, including the failure by the Company or any of its Subsidiaries to give any notice or information or by giving any inaccurate or erroneous notice or information, that materially limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies.
     Section 3.16 Intellectual Property.
          (a) Section 3.16(a) of the Company Disclosure Schedule contains a true and complete list of all (A) registrations or applications for registration, in respect of patents, trademarks, service marks, U.S. copyrights and domain names, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, owned by the Company or any of its Subsidiaries, and (B) material unregistered trademarks and service marks owned by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has any material registered copyrights.
          (b) Section 3.16(b) of the Company Disclosure Schedule contains a true and complete list of (i) all Third Party Intellectual Property Agreements; (ii) any material licenses of

Intellectual Property granted by the Company or any of its Subsidiaries to any other Person; (iii) any agreement by which the Company or any of its Subsidiaries grants any ownership right or option to acquire an ownership right in any material Owned Intellectual Property; and (iv) all material joint development agreements.
          (c) All agreements and licenses set forth in Section 3.16(b) of the Company Disclosure Schedule are valid and binding obligations of the Company or its Subsidiaries, are in full force and effect, and are enforceable against the Company or its Subsidiaries, as applicable, in accordance with their terms. The Company and its Subsidiaries are not, and to the Knowledge of the Company, no party to any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration of any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule, except to the extent that such breach, default, termination, modification or acceleration has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has, in the past three years, sent a written notice of breach or default to any party to any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule, except to the extent that such breach or default has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries that challenges the legality, validity or enforceability of any license, sublicense or other agreement listed in Section 3.16(b) of the Company Disclosure Schedule.
          (d) To the Knowledge of the Company, the Company and its Subsidiaries own or possess adequate licenses or other rights to use all Company Intellectual Property, free and clear of all Liens other than Permitted Liens and, in the case of Third Party Intellectual Property, as set forth in the license or agreement therefor.
          (e) To the Knowledge of the Company, the conduct by the Company and its Subsidiaries of their respective businesses as currently conducted, including research and development, product development, manufacturing and marketing and sales activities, the manufacture, use or sale of any product of the Company or any of its Subsidiaries, and the use by the Company or any of its Subsidiaries of the Company Intellectual Property, does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. The Company and its Subsidiaries have not received in the past three years any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation, dilution or unlawful use by the Company or any of its Subsidiaries of, any Intellectual Property or other proprietary asset or rights of any other Person relating to any Company Intellectual Property or any product of the Company or any of its Subsidiaries. There is no Action instituted, asserted or pending or, to the Knowledge of the Company, threatened by any Person against the Company or any Subsidiary of the Company nor any cease and desist or equivalent letter or any other notice of any allegation received by the Company or any of its Affiliates, (i) challenging or affecting in any material way the rights of the Company or any of its Subsidiaries in or seeking to deny or restrict the use by the Company or any Subsidiary of the Company of any of the Owned Intellectual Property or Third Party Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary of the Company infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, or (iii) alleging that the Third Party Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.
          (f) To the Knowledge of the Company, there has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Owned Intellectual Property or Third Party Intellectual Property (exclusively licensed to the Company or any of its Subsidiaries) by any Person, including any current or former officer, employee, independent contractor, consultant or any other agent of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought an Action in the past three years alleging infringement, dilution or misappropriation of any Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any Person. Section 3.16 of the Company Disclosure Schedule lists all written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Owned Intellectual Property received by the Company or any of its Subsidiaries.
          (g) The Company or one of its Subsidiaries is the exclusive owner of the entire and unencumbered right, title and interest in, to and under each asset and right embodied in or by the Owned Intellectual Property (except for Permitted Liens, licenses granted by the Company or any of its Subsidiaries to any Person and joint ownership interests in immaterial Intellectual Property). None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any Company Intellectual Property is subject to any Action or outstanding decree, order, injunction, judgment, ruling or stipulation restricting in any manner the use, transfer or licensing of such Intellectual Property by the Company or any of its Subsidiaries, or that may affect or impair the validity, use or enforceability of the Company Intellectual Property. None of the Company or any of its Subsidiaries is subject to any agreement that restricts the use, transfer or licensing by the Company or any of its Subsidiaries of any Owned Intellectual Property.
          (h) To the Knowledge of the Company, other than the Owned Intellectual Property and the Third Party Intellectual Property, there are no other items of Intellectual Property that are material to the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property or change the calculation of the payment of royalties or fees to third parties, except to the extent that any such termination, impairment or payment reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.
          (i) All registrations with and applications to Governmental Authorities in respect of the Owned Intellectual Property are valid and in full force and effect and, to the Knowledge of the Company, enforceable, except with respect to registrations and applications abandoned in the ordinary course of business. None of the Intellectual Property identified in Section 3.16(a) of the Company Disclosure Schedule has been abandoned unless so designated on such Schedule.

          (j) The Company and its Subsidiaries have taken commercially reasonable measures to ensure that all Intellectual Property created by employees, contractors and consultants of the Company or any of its Subsidiaries (in their respective capacities as such) are Owned Intellectual Property or, with respect to contractors and consultants, licensed to the Company or its Subsidiaries. Furthermore, to the extent reasonably necessary to protect the Owned Intellectual Property that is material to the conduct of the respective businesses of the Company and each of its Subsidiaries, each of the Special Inventors, and all employees of the Company and each of its Subsidiaries devoting more than thirty percent (30%) of his or her time and effort to technology research and development activities, have executed written agreements with the Company or one of its Subsidiaries to protect the Intellectual Property, and furthermore, to the Knowledge of the Company, such Special Inventors, and all employees devoting more than thirty percent (30%) of their time and effort to technology research and development activities, are not in violation or breach of any term of any such written agreement that would materially impair the value to the Company of such Owned Intellectual Property.
          (k) The Company and its Subsidiaries have taken commercially reasonable measures to protect, preserve and maintain the confidentiality and value of all Company Intellectual Property held in confidence by the Company and its Subsidiaries, and to correct defects in the chain of title of Owned Intellectual Property. The Company has taken commercially reasonable steps to secure the Company IT Systems from unauthorized access or use thereof by any Person, and to provide for the continued, uninterrupted and error free operation of the Company IT System.
Section 3.17 Employee Benefits.
          (a) Section 3.17(a) of the Company Disclosure Schedule contains a true and complete list of each Benefit Plan. The Company has made available to the Purchaser a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy. For each Benefit Plan, the Company has furnished or made available to the Purchaser a true and complete copy of each Benefit Plan document and where a Benefit Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to the Purchaser a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Benefit Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any of its Subsidiaries to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or any of its Subsidiaries concerning the extent of the benefits provided under each Benefit Plan, (iii) the most recently filed IRS Form 5500 for each Benefit Plan required to file such report, (iv) the most recently received IRS determination letter or IRS prototype opinion letter for each Benefit Plan that has received such IRS determination letter or IRS prototype opinion letter and (v) the most recently prepared actuarial report or financial statement in connection with each Benefit Plan required to prepare or distribute such actuarial report or financial statement. Neither the Company nor any of its Subsidiaries has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, the transactions contemplated hereby, including the Merger, or ERISA or the Code or to otherwise comply with applicable Legal Requirements.
          (b) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements (including but not limited to ERISA and the Code). The Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Benefit Plan. No Action is pending or, to the Knowledge of the Company, threatened, with respect to any Benefit Plan (other than routine claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that reasonably would be expected to give rise to any such Action. No Benefit Plan that is intended to be qualified under Section 401(a) of the Code is currently participating in or has participated in the Employee Plans Compliance Resolution System set forth in Rev. Proc. 2003-44.
          (c) Neither the Company nor any of its Subsidiaries (including any entity that during the past six (6) years was a Subsidiary) or any ERISA Affiliate has now or at any time contributed to, sponsored or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA.
          (d) No Benefit Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full.
          (e) The IRS has issued a favorable determination letter with respect to each of the Benefit Plans that is intended to be qualified under Section 401(A) of the Code and the related trust that has not been revoked, and no fact or events exists that reasonably would be expected to result in the revocation of such letter.
          (f) With respect to any Benefit Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA), no “prohibited transaction” (within the meaning of Section 4975 of the Code) has occurred that reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries.
          (g) All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made timely or the amount of such contribution, premium or payment is reflected on the Company’s balance sheet included in the Company’s Form 10-K for the period ended December 31, 2005.
          (h) Section 3.17(h) of the Company Disclosure Schedule sets forth any individual employment, termination, severance, change in control, retention, work for hire or similar agreement existing prior to the date of this Agreement (x) between the Company or any of its U.S. Subsidiaries, on the one hand, and any officer or employee of the Company or any of its U.S. Subsidiaries, on the other hand, or (y) between the Company or any of its Subsidiaries, on the one hand, and any general manager of any of the Company’s Subsidiaries, on the other hand.
          (i) None of the payments contemplated by the Benefit Plans of the Company or any of its Subsidiaries would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code) in connection with the Merger.
          (j) Except to the extent required under ERISA Section 601 et. seq. and Section 4980B of the Code, none of the Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.
          (k) The Merger will not result in any payments, increase in benefits or costs, or acceleration of rights under or in connection with any Foreign Plan, except as required under applicable Legal Requirements. Other than as provided under applicable Legal Requirements, each Foreign Plan by its terms may be amended or terminated by the Company or a Subsidiary of the Company. With respect to each Foreign Plan: (i) each such plan that is intended to be tax-qualified or tax-registered or approved is so qualified, registered or approved, and no action or failure to act on the part of any Subsidiary of the Company reasonably would be expected to cause the loss of such qualification or registration; (ii) those Foreign Plans that are required to be funded solely by the Company or by a Subsidiary of the Company are substantially funded, and with respect to other Foreign Plans, adequate reserves have been established on the accounting statements of the applicable entity; and (iii) no other material liability or obligation of any Subsidiary of the Company exists with respect to such Foreign Plans that has not been adequately reserved on the balance sheet of the Company contained in the Company’s Form 10-K filed with the SEC for the period ended December 31, 2005, other than liabilities and obligations accrued in the ordinary course of business consistent with past practice since December 31, 2005 and, when filed, reflected in the applicable Company SEC Report after December 31, 2005. Each Foreign Plan has been maintained and operated in all material respects in accordance with applicable Legal Requirements.
     Section 3.18 Material Contracts.
          (a) Subsections (i) through (x) of Section 3.18(a) of the Company Disclosure Schedule list the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule are referred to in this Agreement as the “Material Contracts”):
          (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to the Company (including its Subsidiaries);
          (ii) all supply Contracts under which the Company or any of its Subsidiaries has paid $1 million or more in the twelve (12) month period ended December 31, 2005, or has committed, as of the date hereof, to pay $1 million or more over the twelve (12) month period following the date of this Agreement;

          (iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture Contracts;
          (iv) all Contracts relating to issuances of securities of the Company or any of its Subsidiaries;
          (v) all distributor and all material broker, dealer, manufacturer’s representative, franchise and agency Contracts;
          (vi) all Contracts evidencing Indebtedness of $500,000 or more;
          (vii) all Contracts with any Governmental Authority under which the Company or any of its Subsidiaries has received or paid $500,000 or more in the twelve (12) month period ended December 31, 2005, or under which such Governmental Authority has committed to pay to the Company or any of its Subsidiaries or the Company or any of its Subsidiaires has committed to pay, in each case, as of the date hereof, $500,000 or more over the twelve (12) month period following the date of this Agreement, other than those Contracts for research projects or for the sale of goods or services in the ordinary course of business to municipal or government-owned hospitals, laboratories or state academic institutions;
          (viii) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;
          (ix) all Contracts that result in any Person holding a material power of attorney from the Company or any of its Subsidiaries that relates to the Company, any such Subsidiary or their respective businesses other than limited powers of attorney granted in the ordinary course of business consistent with past practice; and
          (x) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, the absence of which, individually or in the aggregate, reasonably would be expected to result in a Material Adverse Effect.
          (b) (i) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party(ies) thereto; (ii) none of the Company or any of its Subsidiaries is in material breach or violation of, or material default under (nor, to the Knowledge of the Company, does there exist any condition that, upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries), any Material Contract; (iii) to the Knowledge of the Company, no other party is in material breach or violation of, or material default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries), any Material Contract; (iv) none of the Company or any of its Subsidiaries has received any notice of default or notice to cure under any Material Contract that remains uncured; and (v) neither the execution of this Agreement nor the consummation of any transaction contemplated by this Agreement, including the Merger, shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any of its Subsidiaries under any Material Contract. The Company has furnished or made available to the Purchaser true and complete copies of all Material Contracts, including any amendments thereto.
     Section 3.19 Regulatory Matters.
          (a) The Company and its Subsidiaries have established and administer one or more compliance programs (including a written compliance policy) applicable to the Company and its Subsidiaries (i) to assist the Company and its Subsidiaries and the directors, officers and employees of the Company and its Subsidiaries in complying with applicable Legal Requirements (including those administered by the FDA or comparable Governmental Authority) applicable to the Company, its Subsidiaries or their respective businesses and (ii) to provide compliance policies and training to appropriate persons governing applicable areas for medical device companies (including pre-clinical and clinical testing, product design and development, product testing, product manufacturing, product labeling, product storage, pre-market clearance and approval, advertising and promotion, product sales and distribution, medical device recall and reporting regulations and record keeping).
          (b) Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries are in compliance in all material respects with the provisions of all Legal Requirements of applicable Governmental Authorities relating to the regulation of the Company’s and its Subsidiaries’ products, including the FDC Act, the PHS Act, and all rules and regulations promulgated thereunder, except for instances of noncompliance that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Company SEC Reports, with respect to the marketing of products by the Company or any of its Subsidiaries, all applications, submissions, information, claims and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, listings, licenses or permits of any applicable Governmental Authority, including the FDA and the USDA, relating to the Company, its Subsidiaries, their respective businesses and products, when submitted to the applicable Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the applicable Governmental Authority. All product claims made by the Company or its Subsidiaries with respect to the Company’s or its Subsidiaries’ products are valid, supported by proper research, design, testing, analysis and disclosure, and are permitted by applicable Legal Requirements administered by the FDA, USDA or comparable non-U.S. Governmental Authority, except for such failures as have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) The Company’s and its Subsidiaries’ activities and relevant facilities, as well as, to the Knowledge of the Company, its suppliers, distributors and other intermediaries, are in compliance with all applicable Legal Requirements of any U.S. Governmental Authority that govern the marketing of products by the Company or any of its Subsidiaries, including the FDC Act and the PHS Act and all implementing regulations thereunder, including the registration, listing, labeling, reporting and manufacturing requirements of 21 C.F.R. Parts 803, 806, 807, 809, 812, 814 and 820, all to the extent applicable to in vitro diagnostic devices and accessories, and comparable Legal Requirements of any applicable non-U.S. Governmental Authority of Brazil, Japan, Canada, the United Kingdom, Germany, France or comparable European Union directives, and to the Knowledge of the Company, any other non-U.S. jurisdictions, except for noncompliance that has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Company or applicable Subsidiary of the Company. Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable Governmental Authority. The Company has disclosed to the Purchaser any warning letters, untitled (or “notice of violation”) letters, or similar notices, or other correspondence relating to the Company’s or any of its Subsidiaries’ compliance status under applicable Legal Requirements of any Governmental Authority that govern the marketing of products by the Company or any of its Subsidiaries within the last two (2) years.
          (d) All products being manufactured, distributed, or developed by the Company or any of its Subsidiaries that are subject to the jurisdiction of the FDA or any comparable non-U.S. Governmental Authority are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable Legal Requirements of any Governmental Authority that govern the marketing of products by the Company or any of its Subsidiaries, except for instances of noncompliance that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (e) There are no clinical trials or studies being conducted by or on behalf of the Company or any of its Subsidiaries. Except as disclosed in the Company SEC Reports, all pre-clinical trials and clinical trials conducted by or on behalf of the Company or any of its Subsidiaries have been, and are being conducted in material compliance with the applicable Legal Requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54 and 56 and, where applicable, the Declaration of Helsinki, except for instances of noncompliance that have not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) Except as disclosed in the Company SEC Reports, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor their respective officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to withdraw product approval or clearance or to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or provide a basis for a U.S. Governmental Authority to bring an action against the Company or any of its Subsidiaries for a violation of 18 U.S.C. Section 1001 or any other comparable Legal Requirement of any applicable Governmental Authority for making false statements to the FDA..
          (g) Except as disclosed in the Company SEC Reports, neither the Company nor any Subsidiary of the Company has been convicted of any crime or engaged in any conduct that could result in a debarment under 21 U.S.C. Section 335a, 48 C.F.R. Subpart 9.4, or under any similar Legal Requirement, or under any exclusion from participation in general health care programs of the United States pursuant to 42 U.S.C. Section 1320a-7.
          (h) Except as disclosed in the Company SEC Reports filed prior to the date hereof, there are no proceedings pending with respect to a violation by the Company or any of its Subsidiaries of the FDC Act or the PHS Act or their implementing regulations, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other Governmental Authority that reasonably would be expected to result in criminal liability.
          (i) With respect to the year ended December 31, 2005, sales by the Company and its Subsidiaries with respect to Contracts with the U.S. Government did not exceed $3 million. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with the terms and conditions of such Contracts with the U.S. Government and applicable Legal Requirements with respect to such Contracts.
     Section 3.20 Affiliate Transaction.
     Except as disclosed in the Company SEC Reports, no director or officer of the Company or any of its Subsidiaries has, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (iii) a beneficial interest in any Contract disclosed pursuant to Section 3.13, Section 3.16 or Section 3.18 hereof; or (iv) served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.20. Neither the Company nor any of its Subsidiaries has, since October 1, 2002, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or such Subsidiary (and with respect to Subsidiaries remains outstanding).
     Section 3.21 Board Recommendation.
     The Board of Directors of the Company, by resolution duly adopted by unanimous vote at a meeting duly called and held, and at which all directors were present, which resolution has not subsequently been rescinded or modified in any manner whatsoever, has (i) determined that this Agreement and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the

Merger, (iii) resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement and the Merger and (iv) directed that approval of this Agreement and the Merger be submitted to the Company’s shareholders at the Company Shareholders’ Meeting. The actions described in this Section 3.21 and the favorable recommendation to the Company’s shareholders contemplated thereby are sometimes collectively referred to in this Agreement as the “Company Board Recommendation.” The representations contained in this Section 3.21 shall not prohibit actions permitted pursuant to Section 5.5.
     Section 3.22 Proxy Statement.
     Except for information provided by the Purchaser in writing expressly for inclusion therein, none of the information contained or incorporated by reference in the Proxy Statement will at the time of the mailing thereof or of the meeting at which the Company Shareholder Approval is to be obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 3.23 Title to Personal Property.
     The Company and its Subsidiaries has good and valid title to, or, in the case of leased personal properties and assets, valid leasehold or subleasehold interests in, all of its material personal properties and assets used or held for use in the business of the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Liens.
     Section 3.24 Customers and Suppliers.
     Section 3.24(a) of the Company Disclosure Schedule sets forth a true and complete list of the customers representing over $3 million in annual sales in 2005 in the United States and over $1 million in annual sales in 2005 in each of the United Kingdom, Germany, Italy and Brazil (such customers, the “Larger Customers”). As of the date of this Agreement, no distributor or other customer (excluding the Company’s Subsidiaries) accounted for more than ten percent (10%) of the Company’s consolidated revenues during the twelve (12) month period preceding the date of this Agreement. As of the date hereof, no Larger Customer, to the Knowledge of the Company, has indicated its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to reduce materially its purchases from the Company or any of its Subsidiaries. Other than those suppliers identified in Section 3.24(b) of the Company Disclosure Schedule, there are no material suppliers to the Company or any of its Subsidiaries. As of the date hereof, no supplier identified in Section 3.24(b) of the Company Disclosure Schedule, to the Knowledge of the Company, has indicated its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or to reduce materially its sale to the Company or any of its Subsidiaries of any products, equipment, goods or services.
     Section 3.25 Company Products and Services.
     Neither the Company nor any of its Subsidiaries has, in the past twelve (12) months, experienced a material increase in product warranty claims or returns, and neither the Company nor any of its Subsidiaries has any material liabilities or obligations in excess of customary reserves therefor for replacement or repair of the products sold by them.

     Section 3.26 Certain Business Practices.
     Except as disclosed in the Company SEC Reports, to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any directors or officers, agents or employees of the Company or any of its Subsidiaries or minority-owned subsidiaries, has (i) violated the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); (ii) violated the “Federal Anti-kickback Statute,” 42 U.S.C. Section 1320a-7b, or any similar Legal Requirement; or (iii) violated the U.S. False Claims Act,” 31 U.S.C. §3729, or any similar U.S. Legal Requirement.
     Section 3.27 Opinion of Financial Advisor.
     The board of directors of the Company received the opinion of Lehman Brothers to the effect that, and based upon and subject to the factors and assumptions set forth therein, from a financial point of view, the Merger Consideration to be offered to the shareholders of the Company in the Merger is fair to such shareholders, and a copy of the written opinion will be provided to the Purchaser following the date of this Agreement. The Company has been advised that Lehman Brothers will consent to a description and inclusion of the opinion in the document required to be filed with the Securities and Exchange Commission in connection with the Merger and to references to Lehman Brothers in such document, provided that any such description and references are approved in advance by Lehman Brothers.
     Section 3.28 Finders and Brokers.
     No broker, finder or investment banker, financial advisor or other Person, other than Lehman Brothers, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB
     The Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:
     Section 4.1 Organization and Qualification.
     Each of the Purchaser and Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as would not have a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. True and correct copies of Merger Sub’s articles of incorporation and bylaws, all as amended to date, have been delivered or made available to the Company.

     Section 4.2 Authorization.
     Each of the Purchaser and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by each of the Purchaser and Merger Sub. This Agreement has been duly authorized, executed and delivered by each of the Purchaser and Merger Sub, and constitutes the legally valid and binding obligation of each of the Purchaser and Merger Sub, as the case may be (assuming due authorization, execution and delivery of this Agreement by the Company), enforceable against each of the Purchaser and Merger Sub in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and general principles of equity, including any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.
     Section 4.3 Capitalization and Share Ownership.
     The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $0.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid, nonassessable and owned by the Purchaser free and clear of all Liens. No class of capital stock of Merger Sub is subject to preemptive (or similar) rights. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Merger Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). Except as provided in this Agreement, there are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Merger Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Merger Sub. Except as provided in this Agreement, no Person has any right to acquire any interest in the business or assets of Merger Sub (including any rights of first refusal or similar right).
     Section 4.4 Governmental Authorization; Noncontravention.
     (a) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby requires no consent, approval, authorization, qualification, order or permit of, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing or registration of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and the German Regulation, if required, and other requirements under the antitrust or anti-competition laws of other foreign countries, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, paragraph fifteen (15) of the German Securities Trading Act (WpHG) and any other applicable securities law Legal Requirements, (iv) compliance with the rules and regulations of any applicable stock exchanges or automated quotation system and (v) any actions or filings the absence of which would not have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
     (b) The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the articles of incorporation or bylaws or similar organizational documents of either the Purchaser or Merger Sub, (ii) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Purchaser or Merger Sub or by which their respective properties or assets are bound, and (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Purchaser or Merger Sub is entitled under any provision of any Contract binding upon the Purchaser or Merger Sub, other than such exceptions in the case of clauses (ii) and (iii) as would not have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
     Section 4.5 Litigation
     To the Purchaser’s knowledge, as of the date hereof, there are no suits, claims, actions or proceedings (at law or in equity) pending or threatened, seeking to (or that reasonably would be expected to) prevent, modify, delay or challenge the transactions contemplated by this Agreement.
     Section 4.6 Ownership of Company Common Stock.
     Neither the Purchaser nor Merger Sub beneficially owns, directly or indirectly, any shares of Company Common Stock or is a party to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
     Section 4.7 Finder and Brokers.
     No broker, finder or investment banker, financial advisor or other Person, other than JPMorgan, the fees and expenses of which will be paid by the Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
     Section 4.8 Available Funds.
     The Purchaser has, and at the Effective Time will have, available the funds necessary to pay the Merger Consideration for all of the Company Common Stock pursuant to the Merger, to pay the amounts contemplated by Section 2.9 and to pay all fees and expenses in connection therewith.
ARTICLE V
PRE-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS
     Section 5.1 Conduct of Business.
     During the period from the date of this Agreement to the earlier of the Effective Time or the Termination Date, except as specifically contemplated or permitted by this Agreement or with the prior written consent of the Purchaser, (provided that in considering any such request for consent pursuant to this Section 5.1, the Purchaser shall act reasonably) the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their respective reasonable best efforts to preserve intact their assets, Intellectual Property, Licenses, present business organizations, lines of business, rights and franchises and their relationships with customers, suppliers, employees and others having business dealings with them. In addition and without limiting the generality of the foregoing, except (i) as specifically permitted or required by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Legal Requirements or the rules or regulations of the New York Stock Exchange or (iv) unless the Purchaser expressly consents in writing in advance (provided that in considering any such request for consent pursuant to this Section 5.1, the Purchaser shall act reasonably), the Company will not, and will cause each of its Subsidiaries not to:
          (i) (A) amend, modify or terminate any Material Contract, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, (B) waive, release or assign any material rights or claims under any Material Contract, except in the ordinary course of business consistent with past practice or (C) except in the ordinary course of business consistent with past practice, enter into any Material Contracts or material transactions;
          (ii) (A) abandon, sell, assign or grant any security interest in or to any material Owned Intellectual Property, Third Party Intellectual Property or Third Party Intellectual Property Agreement, (B) grant to any third party any license, sublicense or covenant not to sue with respect to any material Owned Intellectual Property or Third Party Intellectual Property, other than to customers in the ordinary course of business consistent with past practice, (C) other than in the ordinary course of business consistent with past practice, develop, create or invent any material Intellectual Property jointly with any third party (other than under an agreement that has been disclosed to the Purchaser prior to the date hereof), (D) voluntarily disclose, or authorize any disclosure of, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or (E) amend, modify or terminate any material Third Party Intellectual Property Agreement, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice;

          (iii) sell, lease, mortgage, encumber or otherwise dispose of or subject to a Lien (other than a Permitted Lien), any of its or its Subsidiaries properties or assets or any interests therein (including securitizations), other than sales of inventory or licenses of finished goods in the ordinary course of business consistent with past practice or the dispositions of assets in the ordinary course of business consistent with past practice that do not, in the aggregate, exceed $500,000 (measured by the higher of the book value of all such assets sold or the proceeds from the sale thereof);
          (iv) amend or change its articles of incorporation, bylaws or equivalent organizational documents;
          (v) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend (other than the Company’s regular quarterly dividend which shall not be in excess of $0.07 per share) or other distribution (whether in cash, stock or property or any combination thereof), in respect of its or its Subsidiaries’ capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Company or any of its Subsidiaries, except for (A) dividends paid by any Subsidiary that is, directly or indirectly, wholly owned by the Company, (B) dividends paid by any Subsidiary that is not, directly or indirectly, wholly owned by the Company in the ordinary course of business consistent with past practice, and (C) issuances of shares of Company Common Stock upon the exercise of Company Stock Options which are outstanding as of the date of this Agreement and in accordance with their terms in effect on the date of this Agreement;
          (vi) issue, deliver, sell, encumber or otherwise dispose of, or authorize the issuance, delivery, sale, encumbrance or disposition of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuance of shares of the Company Common Stock upon the exercise of the Company Stock Options, under Company Option Plans, which are outstanding as of the date hereof in accordance with their present terms;
          (vii) grant any stock options, stock appreciation rights, phantom stock rights, profit participation rights or other equity-based compensation benefits or rights to acquire securities or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Company Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such Company Option Plans, except as expressly permitted by this Agreement;
          (viii) (A) increase benefits under any Benefit Plan or Foreign Plan, except in the ordinary course of business consistent with past practice, (B) increase funding under (or take action to fund) any Benefit Plan or Foreign Plan, except in the ordinary course of business consistent with past practice or as required by applicable Legal Requirements, (C) establish, adopt, enter into, amend (other than any amendment that would result in a reduction in the costs of such Benefit Plan or Foreign Plan or is required to satisfy applicable Legal Requirements) or terminate any Benefit Plan or Foreign Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan or Foreign Plan if it were in existence as of the date of this Agreement, (D) grant or agree to grant any increase in the rates of salaries or compensation payable (including grants of stock options), or provide other benefits not generally available to all employees, to any director, officer or employee except, with respect to non officer/director employees, in the ordinary course of business consistent with past practice (and other than as required by Legal Requirements or pursuant to Contracts in effect as of the date hereof that are disclosed in Section 5.1(viii) of the Company Disclosure Schedule), (E) loan any money to any director, officer or employee, or any member of their immediate families (as defined in Regulation S-K, Item 404), except for employee loans made in accordance with past practice that do not exceed $10,000 individually or $50,000 in the aggregate, (F) other than as required by applicable Legal Requirements, change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined except as required by applicable Legal Requirements, (G) except as required by applicable Legal Requirements or in accordance with the Company’s severance practice described in Section 3.17(a) and 3.17(k) of the Company Disclosure Schedule implemented in the ordinary course of business consistent with past practice, take any action that could give rise to severance benefits payable to any officer, director or employee of the Company or any of its Subsidiaries, including as a result of consummation of any of the transactions contemplated by this Agreement or the Shareholder Agreement; or (H) hire new employees, or terminate the employment of existing employees, except in the ordinary course of business consistent with past practice;
          (ix) directly or indirectly acquire, make any investment in, or make any capital contributions or loans to, any Person (other than in or to a Subsidiary of the Company), except for employee loans made in accordance with past practice that do not exceed $10,000 individually or $50,000 in the aggregate;
          (x) acquire any asset or make any capital expenditures in excess of $500,000 in any one instance or $5,000,000 in the aggregate, except for purchases of raw materials, components or supplies in the ordinary course of business consistent with past practice;
          (xi) incur or suffer to exist any Indebtedness or guarantee any such Indebtedness, guarantee any indebtedness of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice and in amounts not to exceed $250,000 at any time outstanding, (B) draws under the Company’s existing line of credit upon the terms and subject to the conditions thereof in effect on the date of this Agreement, (C) Indebtedness between the Company and any of its direct or indirect wholly-owned Subsidiaries, (D) draws by a Subsidiary of the Company against its credit facility upon the terms and subject to the conditions thereof in effect as of the date of this Agreement and (E) loans, advances or short-term Indebtedness made or incurred in connection with the purchase of raw materials, equipment and supplies in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practice;
          (xii) pay, discharge, settle or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive or assign any claims or rights of substantial value or any other benefit, except for the payment, discharge, settlement, satisfaction, waiver or assignment, in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof;
          (xiii) settle or compromise any Action (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of Actions where the amount paid by the Company or any of its Subsidiaries (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed the Company’s reserves therefor on its balance sheet included in the Company’s Form 10-K for the period ended December 31, 2005, or with respect to any individual Action that does not exceed $500,000;
          (xiv) make or change any material income Tax election, amend any material income Tax election, change any annual Tax accounting period, change in any material respect any method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
          (xv) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, change any of the accounting practices or principles used by it;
          (xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
          (xvii) maintain insurance in a manner materially inconsistent with past practice;
          (xviii) enter into any transaction with any of its affiliates (or their respective family members), other than (A) pursuant to arrangements in effect on the date hereof that are disclosed in Section 5.1(xviii) of the Company Disclosure Schedule, (B) transactions between the Company and its Subsidiaries in the ordinary course of business consistent with past practice or (C) the employment of family members at reasonable rates of pay for temporary summer employment;
          (xix) increase the compensation payable to Lehman Brothers by the Company or any of its Subsidiaries (or by the Purchaser of the Surviving Corporation following the Merger) or otherwise modify or amend any of the material terms of the Company’s agreement with Lehman Brothers in effect on the date of this Agreement to the extent such terms relate to compensation, in each case in connection with Lehman Brothers’ engagement with respect to the transactions contemplated hereunder, including the

Merger, or pay or agree to pay any other material compensation to Lehman Brothers in connection with this Agreement and the transactions contemplated hereunder, including the Merger;
          (xx) amend, modify or terminate a Material Lease, except for non-substantive amendments or modifications in the ordinary course of business consistent with past practice, or effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or other similar Legal Requirement (determined without regard to terminations of employment occurring on or after the Effective Time);
          (xxi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder;
          (xxii) change any of the material terms pursuant to which its products are generally sold, other than negotiation of individual contracts or purchase orders in the ordinary course of business consistent with past practice (including customary discount arrangements with distributors);
          (xxiii) enter into new lines of business (other than in accordance with business plans of the Company or any of its Subsidiaries that have been disclosed to the Purchaser prior to the date of this Agreement or discontinuations of products scheduled as of the date of this Agreement) or cease to engage in any material line of business in which the Company or any of its Subsidiaries is engaged as of the date of this Agreement; or
          (xxiv) authorize any of, or commit or agree to take any of, the foregoing actions.
     Section 5.2 Preparation of the Proxy Statement; Cooperation on FCPA Matters.
          (a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. Thereafter, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to be mailed to its shareholders as promptly as reasonably practicable. Each of the Purchaser and Merger Sub shall furnish all information concerning its participation in the Merger transaction and itself and its Subsidiaries to the Company as may be reasonably requested in connection with the Merger transaction and the preparation, filing and distribution of the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(A) and 14(D) thereof and the respective regulations promulgated thereunder, (ii) the applicable rules and regulations of NYSE and (iii) the CGCL. Prior to filing or mailing the Proxy Statement, any related proxy materials or any amendment or supplement thereto, the Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on the material to be filed or mailed.
          (b) The Proxy Statement shall include the Company Board Recommendation, except only as otherwise permitted by Section 5.5(c) of this Agreement.

          (c) The Company shall notify the Purchaser promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Purchaser with copies of all correspondence with the SEC, as promptly as practicable, with respect to the Proxy Statement. The Parties shall cooperate in good faith in preparing and filing the Proxy Statement and any amendments or supplements thereto and in responding to any requests for additional information and comments from the SEC or the staff thereof. The Company shall provide the Purchaser and its advisors with a reasonable opportunity to review and comment on any proposed response (written or oral) to any such comment or request for information and shall make all changes to such responses as reasonably may be requested by the Purchaser; provided, however, that the Company shall not be required to make such changes requested by Purchaser solely to the extent such requests are directly related to (i) the characterization by the Company of any Acquisition Proposal if the Company believes in good faith that its characterization of any such Acquisition Proposal is factually accurate with respect to the terms and conditions of such Acquisition Proposal or (ii) the Company Board Recommendation.
          (d) If, at any time after the mailing of the definitive Proxy Statement and prior to the Company Shareholders Meeting, any event should occur that results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and the Purchaser shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to its shareholders each such amendment or supplement.
          (e) The Company shall promptly (i) notify the Purchaser and Merger Sub following receipt of any written communication from, or non-written communication with, the U.S. Department of Justice or the SEC or any other Governmental Authority or their respective staffs that relates to the FCPA or any other similar Legal Requirement, and (ii) provide the Purchaser with copies of all related written communication, and a reasonably detailed explanation of all non-written communication. The Parties shall cooperate in good faith in connection therewith, and in responding to and otherwise interacting with such Governmental Authorities. The Company shall provide, to the extent practicable, the Purchaser and its advisors with a reasonable opportunity to review and comment on any proposed communication (written or oral) to or with any such Governmental Authority, and shall make all changes to such communications as reasonably may be requested by the Purchaser. Notwithstanding the foregoing, the Company shall not be obligated to provide the Purchaser with any communication or other information to the extent expressly prohibited by applicable Legal Requirements.
     Section 5.3 Access to Information.
     Throughout the period prior to the earlier of the Effective Time or the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, afford to the Purchaser and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records as may be reasonably requested in connection with the consummation of the Merger, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to the Purchaser such information concerning the Company’s and its Subsidiaries businesses, properties, financial condition, operations and personnel as the Purchaser may from time to time reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Legal Requirements. Any such investigation by the Purchaser shall not affect the representations or warranties of the Company contained in this Agreement. The Purchaser shall hold any information provided under this Section 5.3 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
     Section 5.4 Company Shareholders’ Meeting.
     The Company shall establish a record date for and cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Shareholders’ Approval (such meeting, the “Company Shareholders’ Meeting”). In connection with the Company Shareholders’ Meeting, the Company, acting through its board of directors, will, subject to Section 5.5(c), (i) recommend the approval of this Agreement and the Merger and (ii) otherwise comply with all Legal Requirements applicable to such meeting. Without limiting the generality of the foregoing, but subject to the termination rights of the Parties, the Company’s obligations pursuant to this Section 5.4 shall not be affected by the commencement, proposal, disclosure or communication to the Company or otherwise of any Acquisition Proposal (including a Superior Proposal).
     Section 5.5 No Solicitation.
          (a) From the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Representatives”) of the Company and each of its Subsidiaries not to, directly or indirectly:
          (i) solicit, initiate, participate in, or knowingly encourage any Acquisition Proposal, or engage in any discussions or negotiations with any Person regarding an Acquisition Proposal;
          (ii) disclose any non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person regarding an Acquisition Proposal; or
          (iii) waive or modify any confidentiality, standstill or similar agreement with any third party;
provided that, prior to obtaining the Company Shareholders’ Approval, the Company may negotiate or otherwise engage in discussions with, and furnish non-public information relating to the Company or any of its Subsidiaries, or their businesses, assets, liabilities or prospects or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (a “Third Party”) who delivers an unsolicited written bona fide proposal or offer regarding an Acquisition Proposal if the board of directors of the Company has (i) determined in good faith (after consulting with a financial advisor of nationally recognized reputation) that such proposal or offer constitutes or reasonably could be expected to lead to a Superior Proposal; (ii) provided written notice to the Purchaser of its intent to furnish information or enter into discussions with such Third Party prior to taking any such action and (iii) obtained from such Third Party an executed confidentiality agreement and standstill agreement on terms no less restrictive with respect to such Third Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and standstill agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Third Party or otherwise having the effect of prohibiting the Company from satisfying its obligations under this Agreement in full or in part), except that such confidentiality agreement may permit such Third Party to share confidential information with its financing sources and Representatives, provided that the Company shall cause the Third Party to agree that such financing sources and Representatives shall also keep such information confidential in accordance with the terms of the Confidentiality Agreement.
     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal from a Third Party (i) for more than fifty percent (50%) of the voting power of the Company or fifty percent (50%) of the consolidated assets of the Company, (ii) which a majority of the entire board of directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, who may be the Company’s regularly engaged outside legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including the financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the board of directors of the Company in good faith), would result in a transaction that is superior from a financial point of view to the Company’s shareholders to the Merger, including any proposed alterations of the terms of this Agreement proposed by the Purchaser in response to such proposal and (iii) that is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the board of directors of the Company, such contingency is reasonably capable of being satisfied by such Third Party within a reasonable period of time.
          (b) The Company shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall notify the Purchaser and Merger Sub (orally and in writing) as promptly as practicable (but in no event later than one (1) Business Day) after receipt by the Company (or any of its Representatives) of any proposal or offer for, any Acquisition Proposal, including any amendments or proposed amendments thereto. Such notice shall identify the material terms and conditions of any such Acquisition Proposal, including the identity of the Third Party making or considering making such Acquisition Proposal.
          (c) Neither the Company’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser or Merger Sub, the Company Board Recommendation or any similar recommendation of any committee of the Company’s board of directors (any of the foregoing actions being a “Change in the Company Recommendation”) or (ii) approve or recommend, or agree to approve or recommend or take a position with respect to, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement with respect to, any Acquisition Proposal (except for a confidentiality agreement and standstill agreement with respect to an Acquisition Proposal to the extent permitted under Section 5.5(a)). Notwithstanding the foregoing, (A) if the Company’s board of directors determines in good faith before the Company Shareholders’ Approval is obtained and after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel) and a financial advisor of nationally recognized reputation that the failure to announce a Change in the Company Recommendation is likely to be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Legal Requirements, then the Company’s board of directors may make a Change in the Company Recommendation; and (B) if after considering an Acquisition Proposal, the Company’s board of directors determines that the Acquisition Proposal constitutes a Superior Proposal, the Company may enter into a definitive agreement to implement such Superior Proposal (in the form previously provided to the Purchaser as provided below), but only (1) after providing written notice to the Purchaser (a “Notice of Superior Proposal”) advising the Purchaser that the Company’s board of directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Third Party making such Superior Proposal and indicating that the Company’s board of directors intends to effect a Change in the Company Recommendation, accompanied by a copy of the definitive agreement proposed to be entered into with such Third Party, (2) if the Purchaser does not, within three (3) Business Days after the Purchaser’s receipt of the Notice of Superior Proposal, make an offer that is at least as favorable to the Company’s shareholders from a financial point of view (as determined in good faith by the board of directors of the Company) as such Superior Proposal and (3) if simultaneously with executing such definitive agreement the Company (x) terminates this Agreement and (y) pays the Termination Fee to the Purchaser.
          (d) Nothing contained in this Section 5.5 shall prevent the Company from taking and disclosing to the shareholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent required by Rule 14e-2 and Rule 14d-9 under the Exchange Act or making such disclosure to the Company shareholders if, in the good faith judgment of the Company’s board of directors (after consulting with its outside legal counsel, who may be the Company’s regularly engaged outside legal counsel) failure to so disclose would be inconsistent with applicable Legal Requirements; provided, that in connection therewith neither the Company nor the Company’s board of directors nor any committee thereof shall, except as specifically permitted herein, make a Change in the Company Recommendation.
     Section 5.6 Reasonable Best Efforts; Consents.
     Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Authority and/or any other public or private third party that is required to be obtained by such Party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, including filings under the HSR Act, the German Regulation (if required) or any other similar laws, (ii) the defending of any lawsuits or other legal proceedings before any Governmental Authority seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Purchaser each use their respective reasonable best efforts to comply as promptly as practicable with any other laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person in connection with such transactions is necessary. The Company and the Purchaser each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration that is necessary under the HSR Act, the German Regulation (if required) or any other such laws. The Company and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in respect of any such filing, registration or declaration, and shall use their respective reasonable best efforts to comply promptly with any such inquiry or request (and, unless precluded by applicable Legal Requirements, provide copies of any such communications that are in writing). Neither Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate in such meeting. The Parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. Neither the Purchaser nor Merger Sub will be required by this Section 5.6 to (i) take any action, including entering into any consent decree, hold separate orders or other arrangements, that (x) requires the divestiture of any assets of any of the Purchaser, Merger Sub, the Company or any of their respective Affiliates, (y) limits the Purchaser’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of the Purchaser’s or its Affiliates’ other assets or businesses or (z) requires or comprises any other material financial or other concession or (ii) waive any condition to closing contained in Article VII.
     Section 5.7 Employee Benefits.
          (a) Until December 31, 2007, the Purchaser shall provide, or shall require the Surviving Corporation to provide, U.S. and U.K. employees of the Surviving Corporation and its Subsidiaries with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employees immediately prior to the Effective Time; provided that, subject to subsection (b) of this Section 5.7, nothing herein shall be construed to mean that the Purchaser or the Surviving Corporation cannot amend or terminate any particular Benefit Plan, Foreign Plan or any other employee benefit, compensation or incentive plan, policy or arrangement so long as the requirements of this Section 5.7 and applicable Legal Requirements are otherwise satisfied. Nothing in this subsection (a) shall be construed to cancel or impair existing contractual obligations of the Company or its Subsidiaries to any employee in effect immediately prior to the Effective Time.
          (b) Without limiting the generality of subsection (a) of this Section 5.7, the Surviving Corporation shall continue to maintain the Diagnostic Products Corporation Retirement Plan until December 31, 2007, and shall provide employees of the Surviving Corporation with levels of matching contributions, fixed contributions, and variable contributions under such plan that are no less, when expressed as a percentage of a participant’s compensation, than the levels of each of such type of contributions made by the Company to its employees under such plan for the plan year ending on December 31, 2005.
          (c) With respect to any employee benefit plans of the Purchaser in which the employees of the Surviving Corporation or any of its Subsidiaries participate subsequent to the Effective Time, the Purchaser shall, or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing condition exclusions applicable to such employees to the same extent such exclusions would have been waived or would otherwise not be excluded under the Benefit Plans or Foreign Plans in which such employees were participating immediately prior to the Effective Time, (ii) credit all deductibles and co-pays paid under any of the Company’s or any of its Subsidiaries’ health plans toward deductibles and co-pays under the health plans of the Surviving Corporation or its Subsidiaries and (iii) recognize all service of the employees of the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting under any employee benefit plan, severance policy, vacation, sick, holiday or other paid leave policy, and for purposes of benefit accrual under any severance policy, vacation, sick, holiday or other paid leave policy, of the Surviving Corporation or the Purchaser in which such employees may be eligible to participate after the Effective Time to the same extent taken into account under the corresponding plan or policy in which such employees participated immediately prior to the Effective Time. Notwithstanding any terms of the applicable vacation policy of the Purchaser to the contrary, each of the employees of the Surviving Corporation and its Subsidiaries shall continue to be entitled to at least that number of days of vacation per year as they had become entitled to under the terms of the applicable vacation policy of the Company or such Subsidiary of the Company prior to the Effective Time.
          (d) Nothing in this Agreement shall confer upon any Person any right to continued employment with the Purchaser or the Surviving Corporation, nor shall anything herein interfere with the right of the Purchaser or the Surviving Corporation to terminate the employment or services of any Person at any time following the Effective Time, with or without cause. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, shall confer upon any Employee (or any of their respective beneficiaries) any rights or remedies under or by reason of this Agreement.
     Section 5.8 Control of Other Party’s Business.
     Nothing contained in this Agreement shall give the Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over their respective operations.
     Section 5.9 Directors’ and Officers’ Indemnification and Insurance.
          (a) For a period of not less than six (6) years following the Effective Time, the Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to, (i) indemnify and hold harmless all past and present directors, officers and employees (in all of their capacities) of the Company and its Subsidiaries (such persons, the “Indemnified Parties”) to at least the same extent such persons are indemnified as of the date hereof by the Company pursuant to the Company’s or any of its Subsidiaries’ articles of incorporation and bylaws or pursuant to indemnification agreements with such persons, in each case as in existence on the date hereof, arising out of, relating to or in connection with acts or omissions occurring or alleged to have occurred prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) articles of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors and officers and the indemnification of the Indemnified Parties which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of incorporation and bylaws of the Company.
          (b) The Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to maintain for a period of at least six (6) years after the Effective Time coverage under the Company’s directors’ and officers’ liability insurance policies as in effect on the date hereof for acts or omissions occurring prior to the Effective Time (“D&O Insurance”); provided that (A) the Purchaser may substitute therefor policies with a reputable insurer of comparable credit quality of substantially similar coverage and amounts containing terms no less advantageous individually or in the aggregate to the Indemnified Parties, (B) if the existing D&O Insurance expires or is canceled during such period, the Purchaser and the Surviving Corporation will use their reasonable best efforts to obtain substantially similar D&O Insurance from a reputable insurer of comparable credit quality, (C) in no event shall the Purchaser or the Surviving Corporation be required to expend more than 250% of the last annual premiums paid by the Company immediately prior to the Effective Time (which the Company represents and warrants to be the amount set forth in Section 5.9(b) of the Company Disclosure Schedule) (the “Maximum Premium Amount”) to maintain or procure D&O Insurance pursuant to this Section 5.9 and (D) if the annual premiums of such D&O Insurance would exceed the Maximum Premium Amount, the Purchaser or the Surviving Corporation shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding the Maximum Premium Amount. In lieu of the foregoing, the Purchaser may, or may cause the Surviving Corporation to, purchase six-(6) year tail coverage covering acts or omissions prior to the Effective Time on terms not materially less favorable to any director, officer or employee to the existing policy of the Company as in effect on the date hereof.
          (c) The provisions of this Section 5.9 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. The rights of each

Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under any other indemnification arrangement.
          (d) If the Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provision shall be made so that the successors and assigns of the Purchaser or the Surviving Corporation shall assume the obligations in this Section 5.9.
          (e) The Purchaser and the Surviving Corporation shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations set forth in this Section 5.9.
     Section 5.10 Public Statement and Press Releases.
     Each of the Parties agrees that it shall not, without the prior written consent of the other Parties, make any press release or other public statement (other than the Proxy Statement) concerning this Agreement, the Shareholder Agreement or the transactions contemplated hereby or thereby, including the Merger; provided, however, that (i) the Parties shall mutually agree upon their respective initial press releases regarding the execution of this Agreement and the transactions contemplated hereby, (ii) nothing in this Section 5.10 shall be deemed to prohibit any Party or any of its affiliates from making any disclosure that is consistent in all material respects with the press releases issued by either Party pursuant to clause (i) and (iii) nothing in this Section 5.10 shall be deemed to prohibit any Party or any of its affiliates from making any disclosure that its counsel deems necessary in order to fulfill such Party’s or affiliate’s disclosure obligations imposed by Legal Requirements or the rules of any national securities exchange or automated quotation system, so long as the disclosing Party (on behalf of itself or its affiliates, as applicable) consults with the other Parties prior to such disclosure.
     Section 5.11 Notice Obligations.
     Prior to the Effective Time, each of the Company and the Purchaser shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it (in the case of the Company) or a material adverse effect on its ability to consummate the transactions contemplated hereunder (in the case of the Purchaser), (ii) that it believes would or would be reasonably likely to result in a failure of any of the conditions set forth in Article VI, VII or VIII, as applicable, to be satisfied; provided, however, that a failure to comply with this Section 5.11 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII or VIII, as applicable, to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII or VIII, as applicable, to be satisfied.
     Section 5.12 Shareholder Claims.
     The Company shall advise the Purchaser promptly of the assertion or purported assertion of any claims by or on behalf of shareholders of the Company against the Company or any of its officers or directors; and shall give the Purchaser a reasonable opportunity to consult in the response to and defense of any such shareholder claims. Subject to Section 5.5, the Company shall use its reasonable best efforts to defend any Actions instituted by any shareholder to restrain or prohibit or otherwise oppose the Merger, this Agreement, the Shareholder Agreement or the transactions contemplated hereby or thereby. The Purchaser shall cooperate with the Company in its efforts to defend such Actions, provided that any request from the Company for such cooperation is reasonable.
ARTICLE VI
CONDITIONS TO EACH PARTY’S OBLIGATIONS
     The respective obligations of each Party to this Agreement to complete the transactions provided for herein are subject to the fulfillment (or waiver by the Parties) at or prior to the Effective Time of the following conditions:
     Section 6.1 Company Shareholders’ Approval.
     The Company Shareholders’ Approval shall have been obtained in accordance with applicable Legal Requirements, the articles of incorporation and bylaws of the Company and the provisions of this Agreement.
     Section 6.2 Legal Prohibition.
     No Legal Prohibition shall have been enacted and be in effect; provided, however, that each of the Parties shall use their reasonable best efforts to prevent any such Legal Prohibition and to cause any such Legal Prohibition to be vacated or otherwise rendered of no effect, and to take such other actions as are consistent therewith to the extent necessary to remove the Legal Prohibition.
     Section 6.3 Receipt of Government Consents.
     All consents, approvals, authorizations, qualifications and orders of any Governmental Authority set forth in Section 6.3 of the Company Disclosure Schedule, in form reasonably satisfactory to the Parties, shall have been obtained and shall be in full force and effect as of the Closing and any waiting period (and any extension thereof) under the HSR Act shall have expired and, if required, one of the Parties shall have received a notification from the German Federal Cartel Office (Bundeskartellamt) that the requirements for a prohibition of the Merger are not met or the applicable time periods for the issue of a prohibition order by the German Federal Cartel Office shall have expired under the German Regulation.
ARTICLE VII
CONDITIONS TO THE PURCHASER’S AND MERGER SUB’S OBLIGATIONS
     The obligations of the Purchaser and Merger Sub to complete the transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Purchaser or Merger Sub) at or prior to the Effective Time of the following conditions:

     Section 7.1 Receipt of Third Party Consents.
     All consents, approvals and authorizations listed in Section 7.1 of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect as of the Closing.
     Section 7.2 Performance by Company.
     The Company shall have performed in all material respects all of its agreements and covenants contained in this Agreement required to be performed by it at or prior to the Effective Time.
     Section 7.3 Truth of Representations and Warranties.
     Each of the representations and warranties of the Company contained in this Agreement (i) if specifically qualified by materiality, Material Adverse Effect or other similar terms shall be true and correct as so qualified and (ii) if not qualified by materiality, Material Adverse Effect or other similar terms shall be true and correct in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true and correct (without giving effect to any limitation as to materiality, Material Adverse Effect or other similar terms set forth therein) that has not had and reasonably would not be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 7.4 Company’s Closing Certificate.
     The Company shall have delivered to the Purchaser at Closing an officer’s certificate of the Company, duly executed by the Chief Executive Officer, solely in such capacity on behalf of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company who executed this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Company being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement and (B) the performance of the obligations of the Company hereunder, (iii) as to the Company’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) that the conditions to the Purchaser’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.2 and 7.3 have been satisfied.
     Section 7.5 Material Adverse Effect.
     Since the date of this Agreement there shall not have been or occurred any Material Adverse Effect, or any event, change, effect or circumstance that, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect. In determining whether there has been a Material Adverse Effect, any event, change, effect or circumstance will be considered individually and in the aggregate with all other events, changes, effects or circumstances.
     Section 7.6 FIRPTA Certificate.
     The Company shall have delivered within thirty (30) days prior to the Closing Date a certificate in the form contemplated by Section 897 of the Code and the regulations thereunder, signed by the Company, to the effect that the Company is not and has not been within five (5) years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code.
ARTICLE VIII
CONDITIONS TO COMPANY’S OBLIGATIONS
     The obligations of the Company to complete the transactions provided for in this Agreement are subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:
     Section 8.1 Performance by the Purchaser and Merger Sub.
     The Purchaser and Merger Sub shall have performed in all material respects all of their respective agreements and covenants contained in this Agreement required to be performed by such Party at or prior to the Effective Time.
     Section 8.2 Truth of Representations and Warranties.
     Each of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement (i) if specifically qualified by materiality, material adverse effect or other similar terms shall be true and complete as so qualified and (ii) if not qualified by materiality, material adverse effect or similar term shall be true and correct in all material respects, in each such case on and as of the date hereof and as of the Closing Date, with the same effect as if then made (except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date), except with respect to both clauses (i) and (ii) for any failure to be so true and correct (without giving effect to any limitation as to materiality, material adverse effect or other similar terms set forth therein) that has not had and reasonably would not be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
     Section 8.3 Purchaser’s Closing Certificate.
     The Purchaser shall deliver to the Company at Closing an officer’s certificate of the Purchaser, solely in such capacity on the behalf of the Purchaser, certifying (i) as to the incumbency and signatures of the officers of the Purchaser and Merger Sub who execute this Agreement, (ii) as to the adoption of resolutions of the board of directors of the Purchaser and Merger Sub being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this

Agreement and (B) the performance of the obligations of the Purchaser and Merger Sub hereunder, (iii) as to the Purchaser’s and Merger Sub’s bylaws and all amendments thereto being correct, complete and in full force and effect on the Closing Date and (iv) to such officer’s knowledge, that the conditions to the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 8.1 and 8.2 with respect to the Purchaser and Merger Sub have been satisfied.
ARTICLE IX
TERMINATION
     Section 9.1 Termination.
     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (any such date, the “Termination Date”):
          (a) by the mutual written agreement of the Company and the Purchaser;
          (b) by either the Company or the Purchaser upon written notice to the other Party:
          (i) if the Merger has not been consummated on or before November 1, 2006 (such date, as it may be extended as set forth below, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a Party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;
          (ii) after the date of this Agreement, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order, in any case that is in effect, final and non-appealable and that prevents or prohibits consummation of the Merger (a “Legal Prohibition”); or
          (iii) if the Company Shareholders’ Approval shall not have been obtained following a vote at the Company Shareholders’ Meeting (or any adjournment or postponement thereof);
          (c) by the Purchaser upon written notice to the Company:
          (i) at any time after a Change in the Company Recommendation or if the board of directors of the Company (or any committee thereof) shall have (x) approved or recommended or announced a neutral position with respect to any Acquisition Proposal or (y) failed to reaffirm its recommendation of this Agreement and the Merger within five (5) Business Days of being requested by the Purchaser to do so, or (z) resolved to do any of the foregoing;
          (ii) (A) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in

Section 7.3 would not be satisfied, or (B) if any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3 would not be satisfied, or (C) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Purchaser (or, if sooner, the date prior to the End Date);
          (d) by the Company upon written notice to the Purchaser:
          (i) in accordance with the terms and subject to the conditions of Section 5.5(c); provided that such termination under this clause (d)(i) shall not be effective until the Company has tendered payment of the fee required pursuant to Section 9.3(d); or
          (ii) (A) if any of the Purchaser’s or Merger Sub’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.2 would not be satisfied, or (B) if any of the Purchaser’s and Merger Sub’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.2 would not be satisfied, or (C) if any of the Purchaser’s and Merger Sub’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.1 would not be satisfied; provided that no such inaccuracy or breach under the foregoing clauses shall give rise to a right to terminate, unless such inaccuracy or breach cannot be or is not cured within thirty (30) days of notice of such inaccuracy or breach from the Company (or, if sooner, the date prior to the End Date).
     Section 9.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties hereto, except that (i) the agreements contained in Sections 9.2 and 9.3 and Article X of this Agreement and in the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve any Party of any liability for damages resulting from any willful breach by such Party of this Agreement.
     Section 9.3 Fees and Expenses.
          (a) Except as otherwise provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense whether or not the Merger is consummated.
          (b) Under the circumstances and at the times specified in this Section 9.3, the Company shall pay to the Purchaser a termination fee of $44,000,000 in cash (the “Termination

Fee”). The amount of the Termination Fee may, in certain circumstances, be reduced as provided in Section 9.3(g).
          (c) If (A) this Agreement is terminated pursuant to Section 9.1(b)(i) [End Date], 9.1(b)(iii) [No Vote], 9.1(c)(i) after a Change in Recommendation, or 9.1(c)(ii)(C) [Company Breach] by reason of a breach of Sections 5.2(a) or (b), 5.4 or 5.5, (B) prior to such termination, an Acquisition Proposal is made by any Third Party and (C) within twelve (12) months after such termination, either (1) the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar arrangement with any Third Party with respect to, or consummates, an Acquisition Proposal or (2) if neither the Company nor any of its Subsidiaries has entered into an agreement or other arrangement contemplated in clause (C)(1) and any Third Party commences a tender or exchange offer that, if consummated, would result in the acquisition by such Third Party, or any affiliate thereof, making the tender or exchange offer of fifty percent (50%) or more of the Company Common Stock, then in either case the Company shall pay the Termination Fee to the Purchaser at the times provided in Section 9.3(e). The Parties agree that if a Termination Fee is paid by the Company to the Purchaser pursuant to the terms of this Section 9.3(c), then such Termination Fee (together with any expense reimbursement paid pursuant to Section 9.3(g)) shall be the Purchaser’s and Merger Sub’s exclusive remedy for the matters covered by this Section 9.3(c).
          (d) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(i) [Superior Proposal], then the Company shall pay the Termination Fee to the Purchaser simultaneously with such termination as provided in Section 9.1(d)(i).
          (e) If the Termination Fee becomes payable pursuant to Section 9.3(c), then the Company shall pay the Termination Fee (i) within one (1) Business Day after the consummation of the transaction pursuant to the agreement or other arrangement, as the case may be and as contemplated by Section 9.3(c)(C)(1), or (ii) within one (1) Business Day after the closing of the tender or exchange offer contemplated by Section 9.3(c)(C)(2).
          (f) Any payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account specified by the Purchaser.
          (g) If this Agreement is terminated pursuant to Section 9.1(b)(iii) [No Vote], 9.1(c)(i) after a Change in Recommendation, or 9.1(c)(ii)(C) [Company Breach] by reason of a breach of Sections 5.2(a) or (b), 5.4 or 5.5, and if, prior to such termination, an Acquisition Proposal is made by any Third Party, then the Company shall, promptly after receipt from the Purchaser of a reasonably-detailed invoice therefor, reimburse the Purchaser for all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and other advisors) incurred by it or on its behalf in connection with or related to this Agreement, the Shareholder Agreement and all of the respective transactions contemplated thereby, including the Merger, up to a maximum aggregate amount not to exceed $7,000,000. Any Termination Fee paid after a payment pursuant to this paragraph (g) shall be reduced by the amount of the payment made pursuant to this paragraph (g).

          (h) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not have entered into this Agreement.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendments, Waivers.
     This Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by each Party against whom such waiver or consent is to be effective; provided, however, that after obtaining the Company Shareholder Approval, no amendment or waiver of this Agreement shall be effective that by applicable Legal Requirement or applicable rule and regulation of any relevant stock exchange or automated quotation system requires further approval of the shareholders of the Company unless the required approval is obtained. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.
     Section 10.2 Entire Agreement.
     This Agreement, the Confidentiality Agreement, the Shareholder Agreement and the Disclosure Schedules to this Agreement constitute the entire agreement of all the Parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the Parties, or between any two of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not contained in this Agreement or Disclosure Schedules to this Agreement and no Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. For the avoidance of doubt, all Disclosure Schedules to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
     Section 10.3 Binding Effect; Assignment.
     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, to any other Person without the express prior written consent of the other Parties hereto, and any such assignment or transfer made without the prior written consent of the other Parties hereto shall be null and void; provided that Merger Sub may assign any or all of its rights and obligations hereunder to the Purchaser or any wholly-owned domestic Subsidiary of the Purchaser.

     Section 10.4 Headings; Certain Construction Rules.
     The Article, Section and paragraph headings and the table of contents contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the Parties. As used in this Agreement, unless otherwise provided to the contrary, (A) all references to days or months shall be deemed references to calendar days or months and (B) any reference to a “Section” or “Article” shall be deemed to refer to a Section or article of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. If any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day. “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.
     Section 10.5 Notices.
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser or Merger Sub:	Siemens Medical Solutions USA, Inc. 51 Valley Stream Parkway Malvern, Pennsylvania 19355 Facsimile No: (610) 448-1710 Attention: Secretary

with a copy to:

Siemens Corporation 153 East 53rd Street, 56th Floor New York, New York 10022 Facsimile No: (212) 258-4490
Attention: General Counsel

With a copy (which shall not constitute notice) to:	Clifford Chance US LLP 31 West 52nd Street

New York, NY 10019
	Attention:	John A. Healy
Karl A. Roessner
	Telecopier:	212-878-8375

If to the Company:	Diagnostics Products Corporation 5210 Pacific Concourse Drive Los Angeles, California 90045
	Attention:	Michael Ziering
	Telecopier:	(310) 645-9999

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071
	Attention:	C. James Levin
	Telecopier:	213-430-6407
     Section 10.6 Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflicts of law provisions thereof.
     Section 10.7 Further Actions.
     At any time and from time to time after the Closing, each Party hereto shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.
     Section 10.8 Gender, Tense, Etc.
     Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.
     Section 10.9 Severability.
     If any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. Unless such stricken provision goes to the essence of the consideration bargained for by a Party, however, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 10.10 No Third Party Rights.
     Other than as set forth in Section 5.9 (which is intended to benefit the Indemnified Parties), nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party Persons to any Party, nor shall any provisions give any third party Persons any right of subrogation over or action against any Party.
     Section 10.11 Survival of Representations and Warranties and Agreements.
     None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including Sections 5.7 and 5.9.
     Section 10.12 Counterparts.
     To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.
     Section 10.13 Waiver of Jury Trial.
     Each Party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SIEMENS MEDICAL SOLUTIONS USA, INC.

By:	/s/ Prof. Dr. Erich R. Reinhardt

Name:	Prof. Dr. Erich R. Reinhardt
Title:	Chairman

By:	/s/ Georg Obermeyer

Name:	Georg Obermeyer
Title:	Chief Financial Officer

DRESDEN ACQUISITION CORPORATION

By:	/s/ Georg Obermeyer

Name:	Georg Obermeyer
Title:	Treasurer

By:	/s/ Kenneth R. Meyers

Name:	Kenneth R. Meyers
Title:	President

DIAGNOSTIC PRODUCTS CORPORATION

By:	/s/ Michael Ziering

Name:	Michael Ziering
Title:	Chief Executive Officer